Exhibit (a)(1)(A)

INTEGRATED SILICON SOLUTION, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

March 2, 2009

INTEGRATED SILICON SOLUTION, INC.

Offer to Exchange

Certain Outstanding Options for New Options

This offer and withdrawal rights will expire at 5:00 p.m., Pacific Time, on

April 1, 2009 unless we extend them.

By this offer, Integrated Silicon Solution, Inc. (“ISSI,” the “Company, “we,” “our,” or “us”) is giving you the opportunity to exchange some or all of your outstanding options with exercise prices of $6.00 per share or higher for new options with an exercise price per share equal to the fair market value on the exchange date, which is the day this offer expires.

For purposes of this offer, the term “option” generally refers to an option to purchase one (1) share of our common stock. For example, an option agreement that confers the right to purchase 1,000 shares generally is referred to as “1,000 options.”

The exchange being offered is intended to be a value-for-value exchange, whereby participants may exchange their options with exercise prices significantly above current fair market value (which options are commonly referred to as being “underwater”) for a lesser number of options with an exercise price equal to the fair market value at the time the new options are granted. This is not a one-for-one exchange. If you participate in the offer, the number of new options that you will receive will depend upon the original exercise price of the eligible options that you exchange.

We will grant new options on the exchange date, which we expect to be April 2, 2009. If the offer and withdrawal rights are extended beyond April 1, 2009, the exchange date will be similarly delayed. The new options, which will be issued under our 2007 Incentive Compensation Plan (the “2007 Plan”), will expire on the same date as the exchanged options.

The new options will be subject to a new vesting period even if the exchanged options were fully or partially vested. The new options will have a vesting schedule that depends upon the extent to which the exchanged options being surrendered are vested as follows: (i) if the exchanged option is fully vested as of the exchange date, then the new option will be fully vested as to 50% of the shares subject to the new option on the exchange date and the remaining 50% of the shares subject to such option shall vest on the one-year anniversary of the exchange date, provided that the optionee remains an employee of the Company on such date and (ii) if the exchanged option is less than fully vested as of the exchange date, then the new option shall vest as to 1/3rd of the shares subject to the new option on the exchange date, as to an additional 1/3rd of the shares subject to the new option on the first anniversary of the exchange date and as to the remaining 1/3rd of the shares subject to the new option on the second anniversary of the exchange date, provided in each case that the optionee remains an employee of the Company on such dates. In all cases, vesting is conditioned upon your continued active service to the Company or one of its subsidiaries through each applicable vesting date. Your participation in this offer is not a guarantee or promise of continued service with ISSI.

-i-

Our common stock is traded on the Nasdaq Global Market under the symbol “ISSI.” On February 20, 2009, the closing price of our common stock was $1.55 per share. You should evaluate the risks related to this offer, our business, and our common stock, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See the “Risks of Participating in the Offer” section below for a discussion of risks that you should consider before participating in this offer.

-ii-

IMPORTANT

If you choose to participate in the offer, you must deliver to ISSI a properly completed Election Form before 5:00 p.m., Pacific Time, on April 1, 2009 in one of the following ways:

•	Printing out an Election Form, completing it and delivering it to us via:

•	E-mail to tha@issi.com (attaching a PDF or similar imaged document file of your Election Form);

•	Fax to (408) 969-4730; or

•	Hand-delivery to Thanh Ha at ISSI

Only responses that are complete and actually received by the deadline will be accepted. Responses that are received after the deadline will not be accepted. The delivery of election and withdrawal forms is at your risk. ISSI intends to confirm the receipt of your Election Form and any Withdrawal Form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your Election Form or Withdrawal Form. Responses submitted by any other means, including interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or non-U.S. securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisors. You should direct general questions about this offer and requests for additional copies of this Offer to Exchange and the other option exchange documents by e-mail to Thanh Ha at tha@issi.com.

Offer to Exchange dated March 2, 2009

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of the new options in any jurisdiction where the offer is not permitted. However, we may, at our discretion, take any actions necessary for us to make the offer to option holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

This document constitutes part of the prospectus relating to the

Integrated Silicon Solution, Inc. 1998 Stock Plan, as amended,

the Integrated Silicon Solution, Inc. Nonstatutory Stock Plan, as amended, and the Integrated Silicon Solution, Inc. 2007 Incentive Compensation Plan, as amended covering securities that have been registered under the Securities Act of 1933, as amended.

-iii-

-iv-

SCHEDULE A	Information Concerning the Executive Officers and Directors	A-1

SCHEDULE B	Summary Financial Information	B-1

SCHEDULE C	Guide to Tax Issues for Non-U.S. Employees	C-1

-v-

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire Offer to Exchange Certain Outstanding Options for New Options document (the “Offer to Exchange”), the letter from Scott D. Howarth, our Chief Executive Officer, dated March 2, 2009, and the Election and Withdrawal Forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?

A1.	This offer is an opportunity for eligible employees to exchange their underwater options for new options with an exercise price equal to the fair market value of the shares of the Company’s common stock on the exchange date, which is expected to be April 2, 2009. The fair market value of our shares on February 20, 2009 was $1.55, which was the closing price of the shares on that day as quoted by Nasdaq. Participation in the option exchange is voluntary.

The following are some terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange:

•

“eligible employee” refers to an employee of ISSI or one of its subsidiaries (including an employee on an approved leave of absence) as of the commencement of the offer who remains employed through the exchange date. Our executive officers and the members of our Board of Directors are not eligible employees and may not participate in the offer.

•

“eligible options” refers to options that have an exercise price greater than or equal to $6.00 per share that were granted under our 1998 Stock Plan, our Nonstatutory Stock Plan and our 2007 Plan and remain outstanding and unexercised as of the expiration date.

•

“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on March 2, 2009 and we expect it to end at 5:00 p.m., Pacific Time, on April 1, 2009.

•

“expiration date” refers to the date that this offer expires. This offer will expire at 5:00 p.m., Pacific Time on the expiration date. We expect that the expiration date will be April 1, 2009. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the date at which the extended offer expires.

•

“exchange date” is the date when exchanged options will be surrendered and cancelled and new options will be granted. We expect that the exchange date will be April 2, 2009. The exchange date will be one U.S. business day after the expiration date. If the expiration date is extended, then the exchange date will be similarly delayed.

•	“exchanged options” refers to all options that you surrendered for exchange pursuant to this offer.

•

“new options” refers to the options to purchase shares of the Company’s common stock that are granted to you, replacing the exchanged options, pursuant to this offer. The new options will be granted on the exchange date. New options will be issued under the 2007 Plan and will be subject to the terms and conditions of such plan as well as a stock option agreement between you and the Company.

Q2.	Why is ISSI making this offer?

A2.	We believe that this offer will foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. We issued the currently outstanding options to attract and retain the best available personnel and to provide additional incentive to our employees. Most of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price for our stock. These options are commonly referred to as being “underwater.” By making this offer, we intend to provide eligible employees with the opportunity to replace their underwater options with new options that better reflect the current market value of the Company’s common stock. (See Section 1)

Q3.	When will the new options be granted?

A3.	We will grant the new options on the exchange date. The exchange date will be one U.S. business day after the expiration date. We expect the exchange date will be April 2, 2009. If the expiration date is extended, the exchange date will be similarly delayed. (See Section 7)

Q4.	How many new options will I receive for the options that I exchange?

A4.	The number of new options that you receive will depend on the original exercise price of your exchanged options. We will calculate the number of your new options by dividing the number of options you exchange by the applicable exchange ratio below, and rounding any fractional option to the nearest whole option (a fractional option greater than or equal to point five zero (.50) is rounded up to the nearest whole option and a fractional option less than point five zero (.50) is rounded down to the nearest whole option).

Per Share Exercise Price of Exchanged Options	Exchange Ratio
$6.00 - $6.80	5-for-1
$6.81 - $9.80	6-for-1
$9.81 - $13.80	10-for-1
$13.81 and higher	15-for-1

The exercise price of exchanged options is the exercise price set forth in the option agreement for those options.

Please note: The exchange ratios apply to each of your option grants separately. This means that the various options you have received may have different exchange ratios, depending upon the exercise price of each of the options.

Example: If you exchange an option to purchase 5,000 shares at an exercise price of $20.00 per share, you will receive a new option to purchase 333 shares. This is equal to 5,000 divided by 15, with the result rounded to the nearest whole number. (See Section 3)

Q5.	What will be the exercise price of my new options?

A5.	The exercise price of new options will be the per share closing price of the Company’s common stock on the exchange date, which we expect to be April 2, 2009, as quoted by Nasdaq. (See Section 10)

Q6.	When will my new options expire?

A6.	In general, options must be exercised prior to the expiration date specified in the stock option agreement covering those options. Your new options will expire on the same date as your exchanged options. (See Section 10)

Q7.	When will my new options vest and be exercisable?

A7.	New options will vest according to the following vesting schedule, subject to your continuing to be an employee or service provider to ISSI or one of its subsidiaries through each relevant vesting date:

•

If the eligible option is fully vested as of the exchange date, then the new option will be fully vested as to 50% of the shares subject to the new option on the exchange date and the remaining 50% of the shares subject to such option shall vest on the first anniversary of the exchange date.

•

If the eligible option is less than fully vested as of the exchange date, then the new option shall vest as to 1/3rd of the shares subject to the new option on the exchange date, as to an additional 1/3rd of the shares subject to the new option on the first anniversary of the exchange date and, as to the remaining 1/3rd of the shares subject to the new option on the second anniversary of the exchange date.

We will make minor modifications to the vesting schedule of new options to eliminate any fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by rounding up to the nearest whole number of new options that will vest on the first vesting date and rounding down on the following vesting date.

Example 1: A fully vested option to purchase 4,000 shares at an exercise price of $8.00 per share is exchanged for a new option to purchase 667 shares (4,000 divided by 6, rounded to the nearest whole number). Assuming the new options expire more than two years after the exchange date, 334 new options (50% of 667, rounded up to the nearest whole number) will vest on the exchange date and the remaining 333 new options (50% of 667, rounded down to the nearest whole number) will vest on the first anniversary of the exchange date.

Example 2: A less than fully vested option to purchase 5,000 shares at an exercise price of $10.00 per share is exchanged for a new option to purchase 500 shares (5,000 divided by 10). Assuming the new options expire more than two years after the exchange date, 167 new options (1/3 of 500, rounded up to the nearest whole number) will vest on the exchange date, 167 new options (1/3 of 500, rounded up to the nearest whole number) will vest on the first anniversary of exchange date and the remaining 166 new options (1/3 of 500, rounded down to the nearest whole number) will vest on the second anniversary of the exchange date.

If your service with us terminates (for any reason or no reason) before all or some of your new options vest, your unvested new options will expire and may not be exercised. (See Section 10)

Q8.	What kind of options will the new options be?

A8.	All new options will be non-statutory stock options, even if your exchanged options were classified as incentive stock options. We recommend that you read the tax discussion in Section 15 of this offer and discuss the personal tax consequences of non-statutory stock options with your financial, legal and/or tax advisors. (See Section 15)

Q9.	Will I receive a stock option agreement for the new options?

A9.	Yes. All new options will be subject to a Notice of Grant of Stock Option (the “Option Agreement”) between you and ISSI. The new Option Agreement will reflect the terms described above (including the number of options, the exercise price, expiration, vesting and type of option), as well as other terms and conditions that are substantially similar to the stock option agreements for the eligible options. The new options will be governed by the new Option Agreement (and any country-specific appendix thereto) and the 2007 Plan. Copies of the form of Option Agreement and the 2007 Plan are attached as exhibits to the Schedule TO with which this Offer to Exchange has been filed. (See Section 10)

Q10.	Who may participate in this offer?

A10.	You may participate in this offer if you are an eligible employee of ISSI or one of its subsidiaries (including an employee on an approved leave of absence) at the time of this offer and you remain an eligible employee of ISSI or one of its subsidiaries through the exchange date. Our executive officers and the members of our Board of Directors, who are listed on Schedule A to this Offer to Exchange, may not participate in the offer. (See Section 2)

Q11.	Am I required to participate in this offer and exchange my options?

A11.	No. Participation in this offer is completely voluntary. Except as provided by applicable law and/or any employment agreement between you and ISSI, your employment will remain “at-will” regardless of your participation in the offer. (See Section 2)

Q12.	Which of my options are eligible?

A12.	Your eligible options are those options that have an exercise price greater than or equal to $6.00 per share that were granted under our 1998 Stock Plan, our Nonstatutory Stock Plan, or our 2007 Plan and remain outstanding and unexercised as of the exchange date, currently expected to be April 2, 2009. We are sending you a listing that identifies your eligible options. (See Section 2)

Q13.	If I participate in this offer, do I have to exchange all of my eligible options?

A13.	No. You may pick and choose which of your outstanding eligible options you wish to exchange. If you decide to participate in this offer, you must elect to exchange all options subject to a particular eligible option grant that you choose to exchange. This means that you may not elect to exchange only some of the options covered by any particular option grant. However, you may elect to exchange the remaining portion of an option grant that you have partially exercised. The result is that you may elect to exchange one or more of your option grants, but you must elect to exchange all of the unexercised shares subject to each grant or none of the shares for that particular grant. (See Section 2)

Q14.	What happens if I have an option that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A14.	If you have an option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an eligible employee of ISSI or one of its subsidiaries beneficially owns a portion of that option, you may tender only the portion beneficially owned by you. Any portion beneficially owned by a person who is not our employee may not be exchanged in this offer, even if legal title to that portion of the option is held by you and you are an eligible employee.

For instance, if you are an eligible employee and you hold an option to purchase 2,000 shares that is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 1,000 shares, then you may elect to exchange the portion of the option that you beneficially own covering the outstanding 500 shares, or you may elect not to participate in the offer at all with respect to this option. This is your only choice with respect to this option. (See Section 2)

Q15.	How do I participate in this offer?

A15.	If you choose to participate in this offer, you must properly complete and deliver the Election Form to us before 5:00 p.m., Pacific Time, on April 1, 2009. You may deliver the Election Form to us by:

•	Printing out an Election Form, completing it and delivering it to us via:

•	E-mail to tha@issi.com (attaching a PDF or similar imaged document file of your Election Form);

•	Fax to (408) 969-4730; or

•	Hand-delivery to Thanh Ha at ISSI

There are no other acceptable methods of delivery.

To help you recall your outstanding eligible options and give you the information necessary to make an informed decision, we are sending you a listing of your outstanding option grants. This listing will include the grant number, grant date and exercise price for your options, as well as the number of outstanding options (vested and unvested) and the expiration date of your options. If you do not receive a listing of your options by March 9, 2009, please immediately notify Thanh Ha by e-mail at tha@issi.com to obtain your listing of options. (See Section 2)

You should note that if you want to exchange any eligible options in this offer, you must exchange all of your options received in the same option grant. If you received options in more than one option grant, you may choose to exchange or not to exchange all of the options in any given option grant.

This is a one-time offer, and we will strictly enforce the offer period. We reserve the right to reject any options tendered for exchange within the offer period that we determine were not properly submitted or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options immediately after the expiration of this offer. (See Section 5)

We may extend this offer. If we extend this offer, we will issue a press release, e-mail or other communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the U.S. business day following the previously scheduled expiration date. (See Section 16)

The delivery of the Election Form and any other documents is at your risk. We intend to confirm the receipt of your Election Form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your Election Form. Only forms that are properly completed and actually received by the deadline will be accepted. Election forms submitted by any other means, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted. (See Section 5)

Q16.	How does ISSI determine whether an option has been properly tendered for exchange pursuant to this offer?

A16.	We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any options tendered for exchange that we determine are not in an appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn, subject to the terms of this offer. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form and we will not incur any liability for failure to give any notice. (See Section 5)

Q17.	Are there circumstances under which I would not be granted new options?

A17.	Yes. If, for any reason, you are no longer an employee of ISSI or one of its subsidiaries on the exchange date (or an employee on an approved leave of absence), you will not receive any new options. Instead, you will keep your current eligible options and they will continue to be governed by their terms, including as to vesting and termination. (See Section 2)

Moreover, even if we accept your eligible options, we will not grant new options to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting new options as a result of changes in the SEC or Nasdaq rules. We do not anticipate any such prohibitions at this time. (See Section 14)

In addition, if you hold an option that expires after the commencement of this offer, but before the exchange date, that particular option is not eligible for exchange. As a result, if you hold options that expire before the currently scheduled exchange date or, if we extend the offer period such that the exchange date is a later date and you hold options that expire before the rescheduled exchange date, those options will not be eligible for exchange and such options will continue to be governed by their original terms. (See Section 16)

Q18.	Once I have delivered my completed Election Form, is there anything else I must do?

A18.	Yes. Assuming we accept your eligible options for exchange and all other applicable conditions are satisfied, we will cancel your exchanged options and grant your new options on the exchange date. Shortly thereafter, you will receive a new Option Agreement covering your new options. You will have to accept your new Option Agreement as instructed before you will be able to exercise your new options. (See Section 10)

Q19.	Will I be required to give up all of my rights under the exchanged options?

A19.	Yes. Once we have accepted your exchanged options and cancelled them you will no longer have any rights under those options. We intend to cancel all exchanged options on the same U.S. business day as the exchange date, which we expect will be April 2, 2009. (See Section 7)

Q20.	What happens to my options if I choose not to participate or if my options are not accepted for exchange?

A20.	If you choose not to participate or your options are not accepted for exchange, your existing options will (i) remain outstanding until they expire by their terms, (ii) retain their current exercise price, (iii) retain their current vesting schedule and (iv) retain all of the other terms and conditions as set forth in the relevant agreement related to such stock option grant. (See Section 1)

Q21.	Will I have to pay taxes if I participate in the offer?

A21.	If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange. Please see Section 15 for a reminder of the general tax consequences associated with options. (See Section 15)

If you are a citizen or tax resident of a county other than the U.S., the tax consequences of participating in this offer may be different for you. Please refer to Schedule C of this Offer to Exchange for a description of the tax consequences that may apply to you. (See Schedule C)

You should consult with your own tax advisor to determine the personal tax consequences to you of participating in this offer. If you are a resident of or subject to the tax laws in more than one country, you should be aware that there may be additional tax and social insurance consequences that may apply to you.

Q22.	What if ISSI is acquired by another company?

A22.	Although we are not currently anticipating any such merger or acquisition, in the ordinary course of business we evaluate acquisition opportunities, and if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if ISSI is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them. If ISSI is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options. Under such circumstances, the number of shares covered by your new options may be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received had no acquisition occurred. (See Section 10)

A transaction could significantly increase the price of our common stock. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options. (See “Risks that are Specific to this Offer” in the “Risks of Participating in the Offer” section of this Offer to Exchange)

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the exchange date means that the tender of your eligible options will not be accepted and you will keep your tendered options in accordance with their original terms.

If we are acquired after your tendered options have been accepted, cancelled, and exchanged for new options, your new options will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms of the 2007 Plan and your new Option Agreement. (See Section 10)

Q23.	Are there any conditions to this offer?

A23.	Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 8 of this Offer to Exchange. If any of these conditions are not satisfied, we will not be obligated to accept and exchange properly tendered eligible options, though we may do so at our discretion. (See Section 8)

Q24.	If you extend the offer, how will you notify me?

A24.	If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Section 16)

Q25.	How will you notify me if the offer is changed?

A25.	If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the date on which we change the offer. (See Section 16)

Q26.	Can I change my mind and withdraw from this offer?

A26.	Yes. You may change your mind after you have submitted an Election Form and withdraw some or all of your elected options from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 5:00 p.m., Pacific Time, on April 29, 2009 you may withdraw your options at any time thereafter. (See Section 6)

Q27.	Can I change my mind about which options I want to exchange?

A27.	Yes. You may change your mind after you have submitted an Election Form and change the options you elect to exchange at any time before the expiration date. If we extend the expiration date, you may change your election at any time until the extended offer expires. You may elect to exchange additional options, or you may choose to exchange fewer options. You may change your mind as many times as you wish, but you will be bound by the last properly completed and submitted Election Form we receive before the expiration date. Please be sure that any new Election Form you submit includes all the options with respect to which you want to accept this offer and is clearly dated after your last-submitted Election Form or Withdrawal Form. (See Section 6)

Q28.	How do I withdraw my election?

A28.	To withdraw your election, you must properly complete the Withdrawal Form and deliver it to ISSI in an acceptable manner before the expiration date. (See Section 6)

Q29.	What if I withdraw my election and then decide again that I want to participate in this offer?

A29.	If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new, properly completed Election Form before the expiration date. (See A16 above and Section 5)

Q30.	Are you making any recommendation as to whether I should exchange my eligible options?

A30.	No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your eligible options in this offer will be a challenging one for many employees. The program does carry risk (see the “Risks of Participating in the Offer” section below), and there are no guarantees that you would not ultimately receive greater value from your eligible options than from the new options you will receive in the exchange. As a result, you must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your own legal counsel, accountant, and/or financial advisor. (See Section 1 and Section 15)

Q31.	How can I ask any questions I have about the offer, or if I need additional copies of the offer documents?

A31.	You should direct questions about this offer and requests for additional copies of this Offer to Exchange and the other option exchange program documents by e-mail to Thanh Ha at tha@issi.com. (See Section 11)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. The risks described below and under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008 filed with the SEC, which are incorporated herein by reference, highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the United States and the relevant schedules to this Offer to Exchange concerning the tax consequences in other jurisdictions if you reside outside the U.S. or are otherwise subject to non-U.S. taxation, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you before deciding to participate in the exchange offer.

In addition, this offer and our Quarterly Report referred to above contain forward-looking statements which are based on current expectations, estimates, forecasts and projections about us, our future performance and the industries in which we operate as well as on our management’s assumptions and beliefs. Statements that contain words like “expects,” “anticipates,” “may,” “will,” “targets,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or variations of such words and similar expressions are forward-looking statements. In addition, any statements that refer to trends in our businesses, future financial results, and our liquidity and business plans are forward-looking statements. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks and uncertainties. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. We do not guarantee future results, and actual results, developments and business decisions may differ from those contemplated by those forward-looking statements. Forward-looking statements made in connection with the offer are not subject to the safe harbor protections under the Private Securities Litigation Reform Act of 1995.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

Your new options must vest over time.

Whether or not your eligible options already are vested, your new options are subject to a vesting schedule.

•

If you do not remain an employee or service provider through your vesting dates, you will not be able to exercise the unvested options. As a result, you may not receive the full benefit of the exchange.

•

The price of the Company’s common stock is highly volatile. The stock price may be higher during the vesting period when you are unable to exercise all or some of your options than during the period of time in which you can exercise your options. As a result, you may not receive the highest possible value (or any value) for your new options because you are unable to exercise these options prior to vesting.

Depending on how much the price of our common stock increases (if at all) after the exchange date, your new options could be worth less than the exchanged options.

Because this offer is not a one-for-one exchange (meaning that you must give up a larger number of eligible options than the number of new options that you will receive in the exchange), there is a point at which your exchanged eligible options would be more valuable than your new options. The chart below illustrates the price levels at which certain eligible options would be more valuable than new options, assuming that the new options are priced at $1.55 per share, which was the closing price of the Company’s common stock on February 20, 2009.

Eligible Option Exercise Price	Exchange Ratio	Cross-Over Stock Price	% of Closing Stock Price on February 20, 2009
$6.00	5-to-1	$7.11	459%
$6.81	6-to-1	$7.86	507%
$9.81	10-to-1	$10.73	692%
$13.81	15-to-1	$14.69	948%

For example, if an eligible employee exchanges eligible options with an original exercise price of $6.00 per share, the new options received by the employee in the exchange would be worth less than the exchanged options if the Company’s stock price were to reach $7.11 or more per share (that is, increase by 459% or more) before the options expire. The actual exercise price of the new options will be determined on the exchange date, which is expected to be April 2, 2009. If the exercise price of the new options is higher than $1.55 per share, the actual cross-over stock value would be lower than in the example; and if the exercise price of the new options is lower than $1.55 per share, the actual cross-over stock value would be higher than in the example.

If we are acquired by or merge with another company, your new options could be worth less than your exchanged options.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment terminates for any reason before your new options vest, you will not receive any value from your new options.

Tax-Related Risks

Tax effects of new options for United States taxpayers.

If you participate in the offer and are a U.S. taxpayer, you generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. However, you generally will have taxable ordinary income when you exercise your new options, at which time ISSI also will have a tax withholding obligation. The Company will satisfy all tax withholding obligations in the manner specified in your new stock option agreement. You also may have taxable capital gains when you sell the shares underlying the new options. Please see Section 15 of this Offer to Exchange for a reminder of the general tax consequences associated with options.

Tax effects of new options for non-U.S. residents or residents of multiple countries.

If you are subject to non-U.S. tax laws, you should be aware that there might be tax and/or social insurance consequences that may apply to you as a result of your participation in this offer. Non-U.S. eligible employees should carefully review Schedule C attached to this Offer to Exchange for their country of residence to determine whether participation in the offer could trigger any negative tax consequences. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Risks Relating to Our Business, Generally

Depressed general economic conditions and any continued downturn in the markets we serve have and are expected to continue to adversely affect our business and financial results.

Substantially all of our products are incorporated into products for the digital consumer electronics, networking, mobile communications, automotive electronics and industrial markets. Historically, these markets have experienced cyclical depressed business conditions, often in connection with, or in anticipation of, a decline in general economic conditions, or due to adverse supply and demand conditions in such markets. Industry downturns have resulted in reduced demand and declining average selling prices for our products which adversely affected our business. Due to the recent tightening of the credit markets and concerns regarding the availability of credit, our current or potential customers have delayed or reduced purchases of our products which is adversely affecting our revenues and harming our business and financial results. In addition, the recent turmoil in the financial markets is having an adverse effect on the U.S. and world economies, which is negatively impacting the spending patterns of businesses including our current and potential customers. There can be no assurance that the government responses to the disruptions in the financial markets will restore confidence in the U.S. and global markets. Many economists and other experts have concluded that a recession in the U.S. and global economies began in 2008 and is continuing. We are unable to predict how deep or how long the recession will last. We expect our business to be adversely impacted by any significant or prolonged downturn in the U.S. or global economies. In particular, we currently expect our revenue for the quarter ending March 31, 2009 to decline from our revenue in the quarter ended December 31, 2008. The uncertainty regarding the U.S. and global economies has also made it more difficult for us to forecast and manage our business. Although we are continuing actions in the March quarter relating to controlling our expenses and inventory levels, there can be no assurance that these actions will be sufficient to address the impact of any economic slowdown and allow us to meet our operating objectives.

Our sales depend on DRAM and SRAM products and reduced demand for these products or a decline in average selling prices could harm our business.

In the first quarter of fiscal 2009 and in fiscal 2008, approximately 87% and 88%, respectively, of our net sales were derived from the sale of DRAM and SRAM products, which are subject to unit volume fluctuations and declines in average selling prices that could harm our business. We experienced a sequential decline in revenue from $55.3 million in our September 2008 quarter to $37.7 million in our December 2008 quarter. This decline in revenue was primarily the result of a significant decrease in unit shipments of both our DRAM and SRAM products. We experienced a sequential decline in revenue from $58.5 million in our June 2008 quarter to $55.3 million in our September 2008 quarter. This decline in revenue was primarily the result of our strategic decision to reduce our sales of low margin commodity DRAM products. The significant declines in average selling prices for DRAM products during fiscal 2008 contributed to a significant decline in our DRAM revenue in fiscal 2008 compared to fiscal 2007. We may not be able to offset any future price declines for our products by higher volumes or by higher prices on newer products. Historically, average selling prices for semiconductor memory products have declined, and we expect that average selling prices for our products will decline in the future. Our ability to maintain or increase revenues will depend upon our ability to increase unit sales volume of existing products and introduce and sell new products that compensate for the anticipated declines in the average selling prices of our existing products.

Our operating results are expected to continue to fluctuate and may not meet our financial guidance or published analyst forecasts. This may cause the price of our common stock to decline significantly.

Our future quarterly and annual operating results are subject to fluctuations due to a wide variety of factors, including:

•	economic slowness and low end-user demand;

•	the cyclicality of the semiconductor industry;

•	declines in average selling prices of our products;

•	oversupply of memory products in the market;

•	inventory write-downs for lower of cost or market or excess and obsolete;

•	excess inventory levels at our customers;

•	decreases in the demand for our products;

•	our ability to control or reduce our operating expenses;

•	the ability of customers to make payments to us;

•	disruption in the supply of wafers, assembly or test services;

•	changes in our product mix which could reduce our gross margins;

•	cancellation of existing orders or the failure to secure new orders;

•	a failure to introduce new products and to implement technologies on a timely basis;

•	market acceptance of ours and our customers’ products;

•	a failure to anticipate changing customer product requirements;

•	fluctuations in manufacturing yields at our suppliers;

•	fluctuations in product quality resulting in rework, replacement, or loss due to damages;

•	a failure to deliver products to customers on a timely basis;

•	the timing of significant orders;

•	increased expenses associated with new product introductions, masks or process changes;

•	shortages in foundry, assembly or test capacity;

•	the outcome of any pending or future litigation; and

•	the commencement of any future litigation or antidumping proceedings.

We have incurred significant losses in certain recent periods, and there can be no assurance that we will be able to achieve or sustain profitability in the future.

We incurred a loss of $4.1 million in the December 2008 quarter and expect to incur a loss in the March 2009 quarter. Though we were profitable in each of the first three quarters of fiscal 2008, we incurred a loss of $17.8 million in fiscal 2008, which included charges for the impairment of goodwill of $25.3 million. We incurred losses of $14.2 million in fiscal 2006. Though we were profitable in fiscal 2007, we would not have been profitable in that year except that we achieved significant income from non-operating activities such as gains on the sale of investments and interest income. There is no assurance that we will achieve or maintain profitability in future periods. Our ability to achieve profitability on a quarterly or fiscal year basis in the future will depend on a variety of factors, including the need for future inventory write-downs, our ability to increase net sales, maintain or expand gross margins, introduce new products on a timely basis, secure sufficient wafer fabrication capacity and control operating expenses, including stock-based compensation as required by SFAS 123R. Adverse developments with respect to these or other factors could result in quarterly or annual operating losses in the future.

We have used and plan to use a significant amount of our cash resources to repurchase shares of our common stock and such repurchases present potential risks and disadvantages to us and our continuing stockholders.

From September 2007 through December 2008, we repurchased shares of our common stock in the open market under Rule 10b-18 and pursuant to our tender offers. In particular, in the December 2008 quarter, we repurchased 1,364,536 shares of our common stock in the open market at an aggregate price of approximately $3.0 million. In addition, in fiscal 2008, we repurchased 10,203,282 shares for an aggregate price of $71.1 million which includes 10,000,000 shares we repurchased in January 2008 for an aggregate price of $70 million pursuant to a tender offer. At December 31, 2008, we had outstanding authorization from our Board to purchase up to an additional $6.8 million of our common stock from time to time. Although our Board of Directors has determined that these repurchase programs are in the best interests of our stockholders, these repurchases expose us to a number of risks including:

•

the use of a substantial portion of our existing cash reserves, which may reduce our ability to engage in significant cash acquisitions or to pursue other business opportunities that could create significant value to our stockholders;

•	the risk that we would not be able to replenish our cash reserves by raising debt or equity financing in the future on terms acceptable to us, or at all;

•

the risk that these repurchases have reduced our “public float,” which is the number of our shares owned by non-affiliate stockholders and available for trading in the securities markets, and likely reduced the number of our stockholders, which may reduce the volume of trading in our shares and may result in lower stock prices and reduced liquidity in the trading of our shares; and

•	the risk that our stock price could decline and that we would be able to repurchase shares of our common stock at a lower price per share than the prices we pay in our repurchase programs.

Our long-term investments are invested in auction rate securities and if auctions continue to fail for amounts we have invested, our investment will not be liquid. If the issuer is unable to successfully close future auctions and their credit rating deteriorates, we may be required to further adjust the carrying value of our investment through an impairment charge to earnings.

In February 2008, all the auctions of our auction-rate securities failed as a result of negative conditions in the global credit markets. Each of these securities had been subject to auction processes for which there had been insufficient bidders on the scheduled rollover dates. The failure resulted in the interest rates on these investments resetting at the maximum rate allowed per security. Until the auctions are successful, a buyer is found outside of the auction process or the notes are redeemed, the investments are not liquid. In the event we need to access these funds, we will not be able to do so without a loss of principal, unless a future auction on these investments is successful. We currently believe these securities are not significantly impaired, primarily due to the government backing of the underlying securities. However, it could take until the final maturity of the underlying notes (up to 38 years) to realize our investments’ recorded value. If the issuers are unable to successfully close future auctions and their credit ratings deteriorate, we may be required to further adjust the carrying value of these investments and record an impairment charge to earnings for an other than temporary decline in the fair values. In November 2008, we elected to participate in the Auction Rate Securities Rights offering by the broker through which we purchased our $20.0 million in auction rate securities. These rights will entitle us to sell our auction rate securities to the broker for a price equal to par value plus accrued but unpaid dividends beginning in June 2010.

Shifts in industry-wide capacity may cause our results to fluctuate. These shifts may occur quickly with little or no advance notice. Such shifts have historically resulted in significant inventory write-downs.

The semiconductor industry is highly cyclical and is subject to significant downturns resulting from excess capacity, overproduction, reduced demand or technological obsolescence. Shifts in industry-wide capacity from shortages to oversupply or from oversupply to shortages may result in significant fluctuations in our quarterly or annual operating results. These shifts in industry conditions can occur quickly with little or no advance notice to us. We are currently in an industry downturn and there is excess capacity in the marketplace. Adverse changes in industry conditions are likely to result in a further decline in average selling prices and the stated value of our inventory. In the first quarter of fiscal 2009, in fiscal 2008 and in fiscal 2007, we recorded inventory write-downs of $4.3 million, $11.3 million, and $10.3 million, respectively. The inventory write-downs related to valuing our inventory at the lower-of-cost-or-market, and adjusting our inventory valuation for certain excess and obsolete products.

We write down to zero dollars the carrying value of inventory on hand that has aged over one year to cover estimated excess and obsolete exposures, unless adjustments are made based on management’s judgments for newer products, end of life products, planned inventory increases or strategic customer supply. In making such judgments to write down inventory, management takes into account the product life cycles which can range from six to 30 months, the stage in the life cycle of the product, the impact of competitors’ announcements and product introductions on our products. Future additional inventory write-downs may occur due to lower of cost or market accounting, excess inventory or inventory obsolescence.

We rely on third-party contractors to fabricate, assemble and test our products. Our business is highly dependent on the continued operations of such contractors and our failure to successfully manage our relationships with these contractors could damage our relationships with our customers, decrease our sales and limit our growth.

We rely on third-party contractors located in Asia to fabricate, assemble and test our products. Current and expected adverse economic conditions and the continued uncertainty in the U.S. and global credit markets could materially impact the financial condition or operations of our third-party contractors such as our wafer foundries, test and assembly contractors. Our business is highly dependent on the continued operations of such contractors. Any deterioration in the financial condition of our contractors or any disruption in the operations of our contactors could adversely impact the flow of our products to our end customers and materially adversely impact our business and results of operation. There are significant risks associated with our reliance on these third-party contractors, including:

•	financial viability of our contractors;

•	reduced control over product quality;

•	potential price increases;

•	reduced control over delivery schedules;

•	possible capacity shortages;

•	their inability to increase production and achieve acceptable yields on a timely basis;

•	absence of long-term agreements;

•	limited warranties on products supplied to us; and

•	general risks related to conducting business internationally.

If any of these risks are realized, our business and results of operations could be adversely affected until our subcontractor is able to remedy the problem or until we are able to secure an alternative subcontractor.

Our transition to lead-free parts may result in excess inventory of products packaged using traditional methods.

Customers are requiring that we offer our products in lead-free packages. Governmental regulations in certain countries and customers’ intention to produce products that are less harmful to the environment has resulted in a requirement from many of our customers to purchase integrated circuits that do not contain lead. We have responded by offering our products in lead-free versions. While the lead-free versions of our products are expected to be more friendly to the environment, the ultimate impact is uncertain. The transition to lead-free products may produce sudden changes in demand depending on the packaging method used, which may result in excess inventory of products packaged using traditional methods. This may have an adverse effect on our results of operations.

If we are unable to obtain an adequate supply of wafers, our business will be harmed.

If we are unable to obtain an adequate supply of wafers from our current suppliers or any alternative sources in a timely manner, our business will be harmed. Our principal manufacturing relationships are with Nanya, Powerchip Semiconductor, SMIC, TSMC, and Chartered Semiconductor Manufacturing. Each of our wafer foundries also supplies wafers to other semiconductor companies, including certain of our competitors or for their own account. Although we are allocated specific wafer capacity from our suppliers, we may not be able to obtain such capacity in periods of tight supply. If any of our suppliers experience manufacturing failures or yield shortfalls, severe financial or operational difficulties, choose to prioritize capacity for other uses, or reduce or eliminate deliveries to us for any other reason, we may not be able to obtain enough wafers to meet the market demand for our products which would adversely affect our revenues. Once a product is in production at a particular foundry, it is time consuming and costly to have such product manufactured at a different foundry. In addition, we may not be able to qualify additional manufacturing sources for existing or new products in a timely manner and we cannot be certain that other manufacturing sources would be able to deliver an adequate supply of wafers to us or at the same cost.

We may encounter difficulties in effectively integrating newly acquired businesses.

From time to time, we may acquire other companies or assets that we believe to be complementary to our business. Acquisitions may result in use of our cash resources, potentially dilutive issuances of equity securities, incurrence of debt and contingent liabilities, amortization expenses related to intangible assets, and the possible impairment of goodwill, which could harm our profitability. In addition, acquisitions involve numerous risks, including:

•	higher than estimated acquisition expenses;

•	difficulties in successfully assimilating the operations, technologies and personnel of the acquired company;

•	difficulties in continuing to develop the new technologies and deliver products to market on time;

•	diversion of management’s attention from other business concerns;

•	risks of entering markets in which we have no, or limited, direct prior experience;

•	the risk that the markets for acquired products do not develop as expected; and

•	the potential loss of key employees and customers as a result of the acquisition.

There is no assurance that any future acquisitions will contribute positively to our business or operating results.

The loss of a significant customer or a reduction in orders from one or more large customers could adversely affect our operating results.

As sales to our customers are executed pursuant to purchase orders and no purchasing contracts typically exist, our customers can cease doing business with us at any time. We may not be able to retain our key customers, such customers may cancel or reschedule orders, and in the event of canceled orders, such orders may not be replaced by other sales. In addition, sales to any particular customer may fluctuate significantly from quarter to quarter, and such fluctuating sales could harm our business and financial results.

We have significant international sales and operations and risks related to our international activities could harm our operating results.

In the three months ended December 31, 2008, approximately 21% of our net sales was attributable to customers located in the U.S., 16% was attributable to customers located in Europe and 62% was attributable to customers located in Asia. In fiscal 2008, approximately 16% of our net sales was attributable to customers located in the U.S., 17% was attributable to customers located in Europe and 66% was attributable to customers located in Asia. In fiscal 2007, approximately 18% of our net sales was attributable to customers located in the U.S., 15% was attributable to customers located in Europe and 67% was attributable to customers located in Asia. We anticipate that sales to international sites will continue to represent a significant percentage of our net sales. Although our international sales are largely denominated in U.S. dollars, we do have sales transactions in New Taiwan dollars, in Hong Kong dollars and in Chinese renminbi. In addition, our wafer foundries and assembly and test subcontractors are in primarily located in Taiwan and China. A substantial majority of our employees are located outside of the U.S and the expenses for our foreign operations are generally denominated in local currency. As a result, a devaluation of the New Taiwan dollar or Chinese renminbi could substantially increase the cost of our operations in Taiwan or China.

We are subject to the risks of conducting business internationally, including:

•	global economic conditions, particularly in Taiwan and China;

•	duties, tariffs and other trade barriers and restrictions;

•	foreign currency fluctuations;

•	changes in trade policy and regulatory requirements;

•	transportation delays;

•	the burdens of complying with foreign laws;

•	imposition of foreign currency controls;

•	language barriers;

•	difficulties in hiring and retaining experienced engineers in countries such as China and Taiwan;

•	difficulties in collecting foreign accounts receivable;

•	political instability, including any changes in relations between China and Taiwan;

•	public health outbreaks such as SARS or avian flu; and

•	earthquakes and other natural disasters.

Strong competition in the semiconductor memory market may harm our business.

The semiconductor memory market is intensely competitive and has been characterized by an oversupply of product, price erosion, rapid technological change, short product life cycles, cyclical market patterns, and heightened foreign and domestic competition. Many of our competitors offer broader product lines and have greater financial, technical, marketing, distribution and other resources than us. We may not be able to compete successfully against any of these competitors. Our ability to compete successfully in the memory market depends on factors both within and outside of our control, including:

•	the pricing of our products;

•	the supply and cost of wafers;

•	product design, functionality, performance and reliability;

•	successful and timely product development;

•	the performance of our competitors and their pricing policies;

•	wafer manufacturing over or under capacity;

•	real or perceived imbalances in supply and demand for our products;

•	the rate at which OEM customers incorporate our products into their systems;

•	the success of our customers’ products and end-user demand;

•	access to advanced process technologies at competitive prices;

•	achievement of acceptable yields of functional die;

•	the capacity of our third-party contractors to assemble and test our products;

•	the gain or loss of significant customers;

•	the nature of our competitors;

•	our financial strength and the financial strength of our competitors; and

•	general economic conditions.

In addition, we are vulnerable to technology advances utilized by competitors to manufacture higher performance or lower cost products. We may not be able to compete successfully in the future as to any of these factors. Our failure to compete successfully in these or other areas could harm our business and financial results.

Our revenues and business would be harmed if we are not able to successfully develop, introduce and sell new products and develop and implement new manufacturing technologies in a timely manner. Our research and development expenses could increase and our business could be harmed if the implementation of these new manufacturing technologies is unsuccessful.

We operate in highly competitive, quickly changing markets which are characterized by rapid obsolescence of existing products. As a result, our future success depends on our ability to develop and introduce new products that our customers choose to buy in significant quantities. If we fail to introduce new products in a timely manner or if our customers’ products do not achieve commercial success, our business and results of operations could be seriously harmed. The design and introduction of new products is challenging as such products typically incorporate more functions and operate at faster speeds than prior products. Increasing complexity generally requires smaller features on a chip. This makes developing new generations of products substantially more difficult than prior generations. The cost to develop products utilizing these new technologies is expensive and requires significant research and development spending and, as a result, our research and development expenses could increase in the future. Further, new products may not work properly in our customers’ applications. If we are unable to design, introduce, market and sell new products successfully, our business and financial results would be seriously harmed.

Our products are complex and could contain defects, which could reduce sales of those products or result in claims against us.

We develop complex and evolving products. Despite testing by us and our customers, errors may be found in existing or new products. This could result in a delay in recognition or loss of revenues, loss of market share or failure to achieve market acceptance. The occurrence of defects could also cause us to incur significant warranty, support and repair costs, could divert the attention of our engineering personnel from our product development efforts, and could harm our relationships with our customers. The occurrence of these problems could result in the delay or loss of market acceptance of our products and would likely harm our business. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers. Our customers could also seek and obtain damages from us for their losses. From time to time, we have been involved in disputes regarding product warranty issues. Although we seek to limit our liability, a product liability claim brought against us, even if unsuccessful, would likely be time consuming and could be costly to defend.

Potential intellectual property claims and litigation could subject us to significant liability for damages and could invalidate our proprietary rights.

In the semiconductor industry, it is not unusual for companies to receive notices alleging infringement of patents or other intellectual property rights. We have been, and from time-to-time expect to be, notified of claims that we may be infringing patents, maskwork rights or copyrights owned by third-parties. If it appears necessary or desirable, we may seek licenses under patents that we are alleged to be infringing. However, licenses may not be offered and the terms of any offered licenses may not be acceptable to us.

The failure to obtain a license under a key patent or intellectual property right from a third party for technology used by us could cause us to incur substantial liabilities and to suspend the manufacture of the products utilizing the invention or to attempt to develop non-infringing products, any of which could harm our business. Furthermore, we may become involved in protracted litigation regarding the alleged infringement by us of third-party intellectual property rights or litigation to assert and protect our patents or other intellectual property rights. Any litigation relating to patent infringement or other intellectual property matters could result in substantial cost and diversion of our resources, which could harm our business.

We may be unable to effectively protect our intellectual property, which would negatively impact our ability to compete.

We believe that the protection of our intellectual proprietary rights will continue to be important to the success of our business. We rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. We also enter into confidentiality or license agreements with our employees, consultants and business partners, and control access to and distribution of our documentation and other proprietary information. Despite these efforts, unauthorized parties may attempt to copy or otherwise obtain and use our proprietary technology. Monitoring unauthorized use of our technology is difficult, and we cannot be certain that the steps we have taken will prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the U.S. Many U.S. companies have encountered substantial infringement problems in foreign countries, including countries in which we design and sell our products. We cannot be certain that patents will be issued as a result of our pending applications nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid or unenforceable. We also cannot be certain that others will not develop our unpatented proprietary technology or effective competing technologies on their own.

We are subject to pending legal proceedings related to SRAM products.

We have been named as a defendant in a number of civil antirust complaints filed against semiconductor companies on behalf of purchasers of SRAM products throughout the United States. The complaints allege that the defendants conspired to raise the price of SRAM products in violation of Section 1 of the Sherman Act, the California Cartwright Act, and several other State antitrust, unfair competition and consumer protection statutes. We believe that we have meritorious defenses to the allegations in the complaints, and we intend to defend these lawsuits vigorously. However, the litigation is in the preliminary stage and we cannot predict its outcome. Multidistrict antitrust litigation is particularly complex and can extend for a protracted time, which can substantially increase the cost of such litigation. The defense of these lawsuits is also expected to divert the efforts and attention of some of our key management and technical personnel. As a result, our defense of this litigation, regardless of its eventual outcome, will likely be costly and time consuming. Should the outcome of the litigation be adverse to us, we could be required to pay significant monetary damages, which could adversely affect our business, financial condition, operating results and cash flows.

We have been named as a party to several lawsuits related to our historical stock option practices and related accounting which could result in an unfavorable outcome and have a material adverse effect on our business, financial condition, results of operations, cash flows and the trading price for our securities.

Several shareholder derivative lawsuits have been filed against certain of our current directors and officers and certain former directors and officers relating to our historical stock option practices and related accounting. We are named as nominal defendant in such matters. We may become the subject of additional private or government actions in the future. Litigation may be time-consuming, expensive and disruptive to our normal business operations, and the outcome of litigation is difficult to predict. The defense of these derivative lawsuits has resulted in significant legal and accounting expenditures and the diversion of our management’s time and attention from the operation of our business. All or a portion of any amount we may be required to pay in settlement of these actions or to satisfy a judgment or settlement in any future actions may not be covered by insurance.

We have entered into indemnification agreements with each of our present and former directors and officers. Under those agreements, we are required to indemnify each such director or officer against expenses, including attorneys’ fees, judgments, fines and settlements, paid by such individual in connection with the pending litigation subject to applicable Delaware law.

We have acquired equity positions for strategic reasons in other companies which may significantly decrease in value.

Over the last several years, we have acquired equity positions for strategic reasons in other technology companies and we may make similar equity purchases in the future. In this regard, we own shares in SMIC with a cost basis of approximately $3.4 million and a market value at December 31, 2008 of approximately

$1.3 million. The market value of SMIC shares is subject to fluctuation and our carrying value will be subject to adjustments to reflect the current market value. In the event the decline in the market value of our SMIC shares below our cost basis is determined to be other-than-temporary, we may be required to recognize a loss on our investment through operating results. In addition, we own shares in Ralink with a cost basis of approximately $0.4 million and a market value at December 31, 2008 of approximately $1.6 million. The market value of Ralink shares is subject to fluctuation and our carrying value will be subject to adjustments to reflect the current market value.

We may experience difficulties in complying with Sarbanes-Oxley Section 404 in future periods.

We concluded that our internal control over financial reporting was effective at September 30, 2008. A key element of Section 404 compliance involves an analysis of management information systems (MIS). We completed the implementation of a new worldwide MIS system in the December 2008 quarter. If in the future we are unable to assert that our internal control over financial reporting is effective (or if our auditors are unable to express an opinion on the effectiveness of our internal controls), we could lose investor confidence in the accuracy and completeness of our financial reports, which would likely have an adverse effect on our stock price.

Our reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.

We prepare our financial statements in conformity with accounting principles generally accepted in the U.S. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, the Securities and Exchange Commission and various bodies formed to interpret and create appropriate accounting policies. A change in these policies or interpretations could have a significant effect on our reported financial results, and could affect the reporting of transactions completed before the announcement of a change. For example, beginning in the first quarter of fiscal 2006, with the adoption of SFAS 123R, we now record a charge to earnings for employee stock option grants for all stock options unvested at and granted after October 1, 2005. This accounting pronouncement is expected to continue to negatively impact our financial results. Technology companies generally, and our company specifically, rely on stock options as a major component of our employee compensation packages. Because we are required to expense options, we may be less likely to sustain profitability and we have decreased the use of option grants. Decreasing or eliminating option grants may negatively impact our ability to attract and retain qualified employees.

Our results of operations could vary as a result of the methods, estimates, and judgments we use in applying our accounting policies.

The methods, estimates, and judgments we use in applying our accounting policies have a significant impact on our results of operations. Such methods, estimates, and judgments are, by their nature, subject to substantial risks, uncertainties, and assumptions, and factors may arise over time that lead us to change our methods, estimates, and judgments. Changes in those methods, estimates, and judgments could significantly affect our results of operations. In particular, the calculation of share-based compensation expense under SFAS 123R, requires us to use valuation methodologies (which were not developed for use in valuing employee stock options) and a number of assumptions, estimates, and conclusions regarding matters such as expected forfeitures, expected volatility of our share price, the expected dividend rate with respect to our common stock, and the option exercise behavior of our employees. Furthermore, there are no means, under applicable accounting principles, to compare and adjust our expense if and when we learn about additional information that may affect the estimates that we previously made, with the exception of changes in expected forfeitures of share-based awards. In the future, factors may arise that lead us to change our estimates and assumptions with respect to future share-based compensation arrangements, resulting in variability in our share-based compensation expense over time. Changes in forecasted share-based compensation expense could impact our gross margin percentage; research and development expenses; and selling, general and administrative expenses.

We depend on our ability to attract and retain our key technical and management personnel.

Our success depends upon the continued service of our key technical and management personnel. Several of our important manufacturing and other subcontractor relationships are based on personal relationships between our senior executive officers and such parties. In particular, our Executive Chairman has long-term relationships with our key foundries. If we were to lose the services of any key executives, it may negatively impact the related business relationships since we have no long-term contractual agreements with such parties. Our success also depends on our ability to continue to attract, retain and motivate qualified technical personnel, particularly experienced circuit designers and process engineers. The competition for such employees is intense. We have no employment contracts or key person life insurance policies with or for any of our employees. The loss of the service of one or more of our key personnel could harm our business.

Our stock price is expected to continue to be volatile.

The trading price of our common stock has been and is expected to be subject to wide fluctuations in response to:

•	quarter-to-quarter variations in our operating results;

•	general conditions or cyclicality in the semiconductor industry or the end markets that we serve;

•	new or revised earnings estimates or guidance by us or industry analysts;

•	comments or recommendations issued by analysts who follow us, our competitors or the semiconductor industry;

•	aggregate valuations and movement of stocks in the broader semiconductor industry;

•	announcements regarding our share repurchase program and the timing and amount of shares we purchase under such program;

•	announcements of new products, strategic relationships or acquisitions by us or our competitors;

•	increases or decreases in available wafer capacity;

•	governmental regulations, trade laws and import duties;

•	announcements related to future or existing litigation involving us or any of our competitors;

•	announcements of technological innovations by us or our competitors;

•	additions or departures of senior management; and

•	other events or factors, many of which are beyond our control.

In addition, stock markets have recently experienced extreme price and trading volume volatility. This volatility has had a substantial effect on the market prices of securities of many companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations have adversely affected the market price of our common stock and may continue to do so in the future.

Foundry capacity can be limited, and we may be required to enter into costly arrangements to secure foundry capacity.

If we are not able to obtain additional foundry capacity as required, our relationships with our customers would be harmed and our future sales would be adversely impacted. In order to secure foundry capacity, we have entered into in the past, and may enter into in the future, various arrangements with suppliers, which could include:

•	purchases of equity or debt securities in foundries;

•	joint ventures;

•	process development relationships with foundries;

•	contracts that commit us to purchase specified quantities of wafers over extended periods;

•	increased prices for wafers;

•	option payments or other prepayments to foundries; and

•	nonrefundable deposits with, or loans to, foundries in exchange for capacity commitments.

We may not be able to make any such arrangements in a timely fashion or at all, and such arrangements, if any, may not be on terms favorable to us. Once we make commitments to secure foundry capacity, we may incur significant financial penalties if we subsequently determine that we are not able to utilize all of that capacity. Such penalties may be substantial and could harm our financial results.

Our foundries may experience lower than expected yields which could adversely affect our business.

The manufacture of integrated circuits is a highly complex and technically demanding process. Production yields and device reliability can be affected by a large number of factors. As is typical in the semiconductor industry, our outside foundries have from time to time experienced lower than anticipated manufacturing yields and device reliability problems, particularly in connection with the introduction of new products and changes in such foundry’s processing steps. There can be no assurance that our foundries will not experience lower than expected manufacturing yields or device reliability problems in the future, which could materially and adversely affect our business and operating results.

Business disruptions could seriously harm our future revenue and financial condition and increase our costs and expenses.

Our worldwide operations, including the operations of our foundries and other suppliers, could be subject to natural disasters and other business disruptions, which could seriously harm our revenue and financial condition and increase our costs and expenses. Our corporate headquarters, and a portion of our research and development activities, are located in San Jose, California, and our other critical business operations and many of our suppliers are located in Asia, near major earthquake faults. The ultimate impact on us, our significant suppliers and our general infrastructure of being located near major earthquake faults is unknown, but our revenue, profitability and financial condition could suffer in the event of a major earthquake or other natural disaster. Losses and interruptions could also be caused by earthquakes, power shortages, telecommunications failures, water shortages, tsunamis, floods, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters.

Terrorist attacks, threats of further attacks, acts of war and threats of war may negatively impact all aspects of our operations, revenues, costs and stock price.

Terrorist acts, conflicts or wars, as well as future events occurring in response or connection to them, including future terrorist attacks against U.S. targets, rumors or threats of war, actual conflicts involving the U.S. or its allies (such as the war in Iraq), conflict between China and Taiwan, or trade disruptions impacting our domestic or foreign suppliers or our customers, may impact our operations and may, among other things, cause delays or losses in the delivery of wafers or other products to us and decreased sales of our products. More generally, these events have affected, and are expected to continue to affect, the general economy and customer demand for products sold by our customers. Any of these occurrences could have a significant impact on our operating results, revenues and costs, which in turn may result in increased volatility in our common stock price and a decline in the price of our common stock.

THE OFFER

1.	Purposes of the offer.

The primary purpose of this offer is to foster retention of our valuable employees and better align the interests of our employees and stockholders to maximize stockholder value. Currently, most of our employees who have been granted stock options are holding options that are substantially “underwater,” meaning the exercise prices of the options are significantly higher than the current market price of our common stock. We issued these options to attract and retain the best available personnel and to provide additional incentive to our employees, but we believe that these now underwater options may not be providing meaningful retention or incentive value to our employees. By making this offer, we intend to provide eligible employees with the opportunity to replace their underwater options having an exercise price of $6.00 per share or higher with new options that better reflect the current market value of the Company’s common stock and may have a greater potential to increase in value.

As a result, on February 6, 2009, we obtained stockholder approval for this option exchange program that permits eligible employees to exchange their outstanding options issued under each of our 1998 Stock Plan, our Nonstatutory Stock Plan, and our 2007 Plan with exercise prices equal to or greater than $6.00 per share for a lesser number of new options to be granted under our 2007 Plan. The new options will have an exercise price equal to “fair market value” (that is, the closing sales price of our common stock as quoted by Nasdaq) on the exchange date, currently expected to be April 2, 2009.

This offer is an opportunity to exchange options on the terms described below. These terms may not be suitable for, or desirable to, every eligible employee, and you must make your own decision about whether to participate in this offer. You should consider your personal situation, evaluate carefully all of the information in this offer, and consult your own investment and tax advisors. We are not making any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation.

If you choose not to participate or your options are not accepted for exchange, your existing options will remain outstanding until they expire, retaining their original terms and conditions as set forth in the relevant agreement related to such stock option grant, including, but not limited to, their current vesting schedule. The current exercise price also will remain the same.

2.	Eligible employees and eligible options.

If you are an employee of ISSI or one of its subsidiaries (including an employee on an approved leave of absence), you are an “eligible employee” who may participate in this offer. Our executive officers and the members of our Board of Directors are not eligible employees and may not participate in the offer. Our executive officers and directors are listed on Schedule A to this Offer to Exchange.

Eligible employees may exchange those options that are eligible for exchange. The “eligible options” include outstanding and unexercised options with an exercise price greater than or equal to $6.00 per share under our 1998 Stock Plan, our Nonstatutory Stock Plan, or our 2007 Plan that are held by eligible employees and that are properly elected to be exchanged, and are not validly withdrawn, before the expiration date. In order to be eligible, options must be outstanding as of immediately prior to the cancellation of the options under this offer. For example, if a particular option grant expires after commencement, but before cancellation under the offer, that particular option grant is not eligible for exchange.

Participation in the option exchange is voluntary. If you choose to participate in this offer and exchange some or all of your eligible options, you must remain an employee of ISSI or one of its subsidiaries on the exchange date (or be an employee on an approved leave of absence) in order to receive your new options. Moreover, your eligible options must still be outstanding on the expiration date of the offer. For example, if a particular option grant expires during the offering period, that particular option grant is not eligible for exchange.

We expect that the exchange date will be April 2, 2009, although the date may be later if we extend the offering period. If you choose not to participate in this offer, or if you are no longer an eligible employee on the exchange date (including an employee on an approved leave of absence), you will keep your eligible options and they will vest and expire in accordance with their terms. This offer does not change the terms of your employment. Except as provided by applicable law and/or any employment agreement between you and the Company, your employment remains “at-will” and can be terminated by you or the Company at any time, with or without cause or notice.

You may decide which of your eligible options you wish to exchange, provided you exchange all of the options subject to the same option grant. We are not accepting partial exchanges of options, except for options that are subject to a domestic relations order (or comparable legal document as the result of the end of a marriage). Any portion of an eligible option beneficially owned by a person who is not our employee may not be exchanged in this offer, even if legal title to that portion of the option is held by you and you are an eligible employee. Thus, if you have eligible options subject to a domestic relations order and the other person who beneficially owns a portion of that option is not an eligible employee, you may tender for exchange only the portion beneficially owned by you.

For example and except as otherwise described below, if you hold (1) an eligible option grant to purchase 1,000 shares, (2) an eligible option grant to purchase 2,000 shares, and (3) an eligible option grant to purchase 3,000 shares, you may choose to exchange all three option grants, or only two of the three option grants, or only one of the three grants, or none at all. For each grant you elect to exchange, you must exchange all shares in the grant. If you elect to exchange options covered by a grant which is partially exercised, you must exchange all remaining unexercised options in the grant.

As discussed above, the portion of any option that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and which is beneficially owned by a person who is not an eligible employee may not be exchanged in this offer, even if title to that portion of the option is held by an eligible employee. However, the entire remaining portion beneficially owned by the eligible employee may be tendered in the offer. For example, if the option to purchase 3,000 shares in the example above is subject to a domestic relations order, 1,000 of which are beneficially owned by your former spouse, and you have exercised 500 of the remaining 2,000 shares, then you may elect to participate in the offer and exchange the portion of the option that you beneficially own covering the outstanding 1,500 shares.

3.	Number of new options.

The new options that will be issued in the exchange will have a lower exercise price than the eligible options they replace. Because the exchange is intended to be value-for-value exchange, participants will receive a small number of new options than the number of eligible options being exchanged. If you participate in the offer, the number of new options that you will receive will depend upon the original exercise price of the options.

We will calculate the number of new options by dividing the number of options exchanged by the applicable exchange ratio below, and rounding any fractional option to the nearest whole option (a fractional option greater than or equal to point five zero (.50) is rounded up to the nearest whole option and a fractional option less than point five zero (.50) is rounded down to the nearest whole option).

Per Share Exercise Price of Exchanged Options	Exchange Ratio
$6.00 - $6.80	5-for-1
$6.81 - $9.80	6-for-1
$9.81 - $13.80	10-for-1
$13.81 and higher	15-for-1

The exchange ratios above apply to each option grant separately. This means that if you have received more than one option grant you may have different exchange ratios for each grant, depending upon the exercise price set forth in the stock option agreement for each of the options.

Example 1: If you exchange 1,000 options with an exercise price per share of $6.75, you will receive 200 new options (1,000 divided by 5).

Example 2: If you exchange 1,000 options with an exercise price per share of $7.50, you will receive 167 new options (1,000 divided by 6, rounded to the nearest whole share).

Example 3: If you exchange 1,000 options with an exercise price per share of $10.00, you will receive 100 new options (1,000 divided by 10).

Example 4: If you exchange 1,000 options with an exercise price per share of $15.00, you will receive 67 new options (1,000 divided by 15, rounded to the nearest whole share).

4.	Expiration date.

The expiration date for this offer will be 5:00 p.m., Pacific Time, on April 1, 2009, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date will refer to the latest time and date at which the extended offer expires. See Section 16 of this Offer to Exchange for a description of our rights to extend, terminate, and amend the offer.

5.	Procedures for electing to exchange options.

Proper election to exchange options.

If you choose to participate in the offer, you must deliver to ISSI a properly completed Election Form before 5:00 p.m., Pacific Time, on April 1, 2009 in one of the following ways:

•	Printing out an Election Form, completing it and delivering it to us via:

•	E-mail to tha@issi.com (attaching a PDF or similar imaged document file of your Election Form);

•	Fax to (408) 969-4730; or

•	Hand-delivery to Thanh Ha at ISSI

If you participate in this offer, you can decide which of your eligible option grants you wish to exchange. We are sending you a listing of your eligible options. If you do not receive a listing of your options by March 9, 2009, please immediately e-mail Thanh Ha at tha@issi.com to obtain your listing.

Your election to participate becomes irrevocable after 5:00 p.m., Pacific Time, on April 1, 2009 unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. The exception to this rule is that if we have not accepted your properly tendered options by 5:00 p.m., Pacific Time, on April 29, 2009, you may withdraw your options at any time thereafter. You may change your mind after you have submitted an Election Form and withdraw from the offer at any time before the expiration date, as described in Section 6. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date.

The delivery of an Election Form or other documents is at your risk. We intend to confirm the receipt of your Election Form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your Election Form. Only responses that are properly completed and actually received by the deadline will be accepted. Election forms submitted by any other means other than those set forth above, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

This is a one-time offer, and we will strictly enforce the offer period and expiration date and time. We reserve the right to reject any options tendered for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered options promptly after the expiration of this offer.

Our receipt of your Election Form is not by itself an acceptance of your options for exchange. For purposes of this offer, we will be deemed to have accepted options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, e-mail or other form of communication. Options accepted for exchange will be cancelled on the exchange date, which we expect will be April 2, 2009.

Determination of validity; rejection of options; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any options. Any such determination may be challenged by a holder of options in accordance with applicable law, and any final determination may only be made by a court of competent jurisdiction. We reserve the right to reject any Election Form or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange options through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your options for exchange will constitute a binding agreement between ISSI and you upon the terms and subject to the conditions of this offer.

6.	Withdrawal rights and change of election.

You may withdraw any or all of the options that you previously elected to exchange only in accordance with the provisions of this section.

At any time before the expiration date, which is expected to be 5:00 p.m., Pacific Time, on April 1, 2009, you may withdraw any or all of the options that you previously elected to exchange.

If we extend the offer, you may withdraw your options at any time until the extended expiration date.

In addition, although we intend to accept all validly tendered options promptly after the expiration of this offer, if we have not accepted your options by 5:00 p.m., Pacific Time, on April 29, 2009, you may withdraw your options at any time thereafter.

To validly withdraw some or all of the options that you previously elected to exchange, you must deliver a valid Withdrawal Form for some or all of the options you wish to withdraw from the offer while you still have the right to withdraw the options.

To withdraw your election, you must deliver to ISSI a properly completed Withdrawal Form before 5:00 p.m., Pacific Time, on April 1, 2009 in one of the following ways:

•	Printing out a Withdrawal Form, completing it and delivering it to us via:

•	E-mail to tha@issi.com (attaching a PDF or similar imaged document file of your Withdrawal Form);

•	Fax to (408) 969-4730; or

•	Hand-delivery to Thanh Ha at ISSI

You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form or Withdrawal Form we receive before the expiration date. Any options that you do not withdraw will be bound pursuant to your prior Election Form.

If you withdraw some or all of your eligible options, you may again elect to exchange the withdrawn options at any time before the expiration date. All options that you withdraw will be deemed not properly tendered for purposes of the offer, unless you properly re-elect to exchange such eligible options before the expiration date. To re-elect to exchange some or all of your eligible options, you must submit a new Election Form before the expiration date by following the procedures described in Section 5. This new Election Form must be properly completed, including listing all eligible options you wish to exchange, and submitted prior to the expiration date. Any prior Election Form(s) will be disregarded.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Withdrawal Form or any new Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Withdrawal Forms and new Election Forms. Our determination of these matters will be final and binding.

The delivery of a Withdrawal Form or other documents is at your risk. We intend to confirm the receipt of your Withdrawal Form by e-mail within two (2) U.S. business days. If you have not received an e-mail confirmation, it is your responsibility to confirm that we have received your Withdrawal Form. Only Withdrawal Forms that are properly completed and actually received by the deadline will be accepted. Withdrawal forms submitted by any other means other than those set forth above, including interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.

7.	Acceptance of options for exchange and grant of new options.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for exchange and cancel all eligible options properly elected for exchange and not validly withdrawn before the expiration date. Once the options are cancelled, you no longer will have any rights with respect to those options. Subject to the terms and conditions of this offer, if your options are properly tendered by you for exchange and accepted by us, these options will be cancelled as of the exchange date, which we anticipate to be April 2, 2009.

Subject to our rights to terminate the offer, discussed in Section 16 of this Offer to Exchange, we will accept promptly after the expiration date all properly tendered options that are not validly withdrawn. We will give oral or written notice to the option holders generally of our acceptance for exchange of the options. This notice may be made by press release, e-mail or other method of communication.

We will grant the new options on the exchange date. We expect the exchange date to be April 2, 2009. All new options will be granted under our 2007 Plan, and will be subject to an Option Agreement (and any country-specific appendix thereto) between you and ISSI. The number of new options you will receive will be determined in accordance with the exercise price of your exchanged options as described in Section 3 of this Offer to Exchange. Promptly after the expiration date, we will send you the stock option agreement for your new options. You will have to sign and return the stock option agreement to us as instructed before you may exercise the granted options.

Options that we do not accept for exchange will remain outstanding until they expire by their terms and will retain their current exercise price and current vesting schedule.

8.	Conditions of the offer.

Notwithstanding any other provision of this offer, we will not be required to accept any options tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the expiration date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 1 of this Offer to Exchange for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States or elsewhere,

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in either the Dow Jones Industrial Average, the Nasdaq Index or the Standard & Poor’s 500 Index from the date of commencement of the offer,

•

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States or elsewhere, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	if any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the offer;

•

A tender or exchange offer, other than this offer by us, for some or all of our shares of outstanding common stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been publicly disclosed or we will have learned that:

•	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has purchased all or substantially all of our assets,

•

any person, entity or group acquires more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional common stock constituting more than 1% of our outstanding shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

•

There will have occurred any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 13 of this Offer to Exchange);

•	Any event or events occur that have resulted or is reasonably likely to result, in our reasonable judgment, in a material adverse change in our business or financial condition;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (for example, the exchange would no longer be substantially a value-for-value exchange as described in Section 3 of this Offer to Exchange); or

•

Any rules or regulations by any governmental authority, the National Association of Securities Dealers, the Nasdaq Global Market, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us.

If any of the above events occur, we may:

•	Terminate the offer and promptly return all tendered eligible options to tendering holders;

•	Complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered eligible options until the extended offer expires;

•	Amend the terms of the offer; or

•	Waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Any determination we make concerning the events described in this Section 8 may be challenged by a holder of options in accordance with applicable law, and any final determination may only be made by a court of competent jurisdiction.

9.	Price range of shares underlying the options.

The ISSI common stock that underlies your options is traded on the Nasdaq Global Market under the symbol “ISSI.” The following table shows, for the periods indicated, the high and low intraday sales price per share of our common stock as reported by Nasdaq for the periods indicated.

	High	Low
Fiscal Year Ending September 30, 2009
Second Quarter (through February 27, 2009)	$1.85	$1.41
First Quarter	$2.45	$1.36
Fiscal Year Ending September 30, 2008
Fourth Quarter	$5.57	$2.31
Third Quarter	$6.34	$5.42
Second Quarter	$6.94	$5.46
First Quarter	$7.08	$5.55
Fiscal Year Ended September 30, 2007
Fourth Quarter	$6.95	$5.24
Third Quarter	$6.49	$5.38
Second Quarter	$6.37	$5.43
First Quarter	$6.37	$5.10

On February 20, 2009, the last reported sale price of our common stock, as reported by Nasdaq, was $1.55 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

10.	Source and amount of consideration; terms of new options.

Consideration.

We will issue new options in exchange for eligible options properly elected to be exchanged by you and accepted by us for such exchange. New options are awards issued under our 2007 Plan pursuant to which you may purchase shares of common stock at the specified exercise price, provided the vesting criteria are satisfied. Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered options, you will be entitled to receive new options based on the exercise price of your exchanged options as described in Section 3 of this Offer to Exchange.

If we receive and accept tenders from eligible employees of all options eligible to be tendered (a total of options to purchase 2,805,898 shares) subject to the terms and conditions of this offer, we will grant new options to purchase a total of approximately 477,074 shares of our common stock, or approximately 2% of the total shares of our common stock outstanding as of February 20, 2009.

General terms of new options.

All new options will be non-statutory stock options granted under our 2007 Plan and subject to the terms of this plan and the Option Agreement (and any country-specific appendix thereto) between you and ISSI covering the new options. The current form of the Option Agreement under the 2007 Plan is attached as an exhibit to the Schedule TO with which this Offer to Exchange has been filed.

Some of the terms and conditions of the new options will vary from the terms and conditions of the options that you tender for exchange. Such changes generally will not substantially and adversely affect your rights, but you should note that there is a vesting schedule for new options that applies even if your exchanged options were fully vested.

The following description summarizes the material terms of our 2007 Plan. Our statements in this Offer to Exchange concerning the 2007 Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2007 Plan and the form of Option Agreement under such plan, which have been filed as exhibits to the Schedule TO of which this Offer to Exchange is a part. Please contact Thanh Ha at phone number (408) 969-4630, or by e-mail at tha@issi.com to receive a copy of the 2007 Plan and the form of Option Agreement thereunder. We will promptly furnish to you copies of these documents upon request at our expense.

2007 Incentive Compensation Plan.

The 2007 Plan was adopted by our Board of Directors on February 9, 2007, and approved by our stockholders at the 2007 Annual Meeting held on July 30, 2007, and serves as a successor to our 1998 Stock Plan, our Nonstatutory Stock Plan and our 1995 Director Stock Option Plan (the “Predecessor Plans”). The 2007 Plan provides us with more flexibility in designing cash and equity incentive programs to utilize for purposes of attracting and retaining the services of key individuals. In addition to options, the 2007 Plan permits the granting of restricted stock units or other stock-based awards which vest upon the attainment of designated performance goals or the completion of specified service periods and become payable either upon vesting or at a designated time thereafter, and stock appreciation rights. The number of shares of common stock subject to options outstanding as of February 20, 2009 under our 2007 Plan is 2,041,353 shares.

The principal terms and provisions of the 2007 Plan are summarized below. The summary, however, is not intended to be a complete description of all the terms of the 2007 Plan and is qualified in its entirety by reference to the complete text of the 2007 Plan which is attached as an exhibit to the Offer to Exchange.

Incentive Programs. The 2007 Plan consists of four separate incentive compensation programs: (i) the discretionary grant program, (ii) the stock issuance program, (iii) the incentive bonus program and (iv) the automatic grant program for the non-employee members of our Board of Directors.

Eligibility. Officers and employees, as well as independent consultants and contractors, in our employ or service or in the employ or service of our parent or subsidiary companies (whether now existing or subsequently established) are eligible to participate in the discretionary grant, stock issuance and incentive bonus programs. The non-employee members of our Board of Directors are eligible to participate in those three programs as well as the automatic grant program.

Administration. The compensation committee of our Board of Directors (either acting directly or through a subcommittee of two or more members) has the exclusive authority to administer the discretionary grant, stock issuance and incentive bonus programs with respect to awards made to our executive officers and non-employee board members and other individuals will also have the authority to make awards under those programs to all other eligible individuals. However, our Board of Directors may at any time appoint a secondary committee of one or more board members or other individuals to have separate but concurrent authority with the compensation committee to make awards under those programs to individuals other than executive officers and non-employee board members.

The term “plan administrator,” as used in this summary, means our compensation committee (or subcommittee) and any secondary committee, to the extent each is acting within the scope of its administrative authority under the 2007 Plan.

The compensation committee has the limited discretion under the automatic grant program to determine the number of shares subject to each option grant and restricted stock unit award made under that program, up to the maximum number of shares permissible per grant or award, but all option grants and restricted stock unit awards will otherwise be made in strict compliance with the express terms of that program.

Securities Subject to 2007 Plan. 3,000,000 shares of our common stock have been reserved for issuance over the term of the 2007 Plan plus, to the extent any options outstanding under the Predecessor Plans as of July 30, 2007 subsequently terminate unexercised or any unvested shares outstanding under the Predecessor Plans at such time are subsequently forfeited or repurchased by us, the number of shares of common stock subject to those terminated options, together with the forfeited shares, will be added to the share reserve available for issuance under the 2007 Plan, up to an additional 4,000,000 shares.

Awards measured in terms of shares of our common stock (whether payable in our common stock, cash or a combination of both) will be subject to the following per-participant limitation in order to provide the plan administrator with the opportunity to structure one or more of those awards as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). No participant in the 2007 Plan may receive in any calendar year stock options covering more than 1,000,000 shares of our common stock, stock appreciation rights covering more than 1,000,000 shares of our common stock, awards under the stock issuance program covering more than 500,000 shares of our common stock, performance units covering more than 600,000 shares of our common stock and dividend equivalent rights covering more than 600,000 shares of our common stock, with each applicable award limit subject to adjustment for subsequent stock splits, stock dividends and similar transactions. Such limitation will assure that any deductions to which we would otherwise be entitled upon the exercise of stock options or stock appreciation rights granted under the discretionary grant program will not be subject to the $1 million per person limitation imposed under Section 162(m) on the income tax deductibility of compensation paid to certain of our executive officers.

The shares of common stock issuable under the 2007 Plan may be drawn from shares of our authorized but unissued common stock or from shares of our common stock that we acquire, including shares purchased on the open market or in private transactions.

Shares subject to outstanding awards under the 2007 Plan that expire or otherwise terminate prior to the issuance of the shares subject to those awards will be available for subsequent issuance under the 2007 Plan. Any unvested shares issued under the 2007 Plan that are subsequently forfeited or that we repurchase pursuant to our repurchase rights under the 2007 Plan will be added back to the number of shares reserved for issuance under the 2007 Plan and will accordingly be available for subsequent issuance.

Discretionary Grant Program. Under the discretionary grant program, eligible persons may be granted options to purchase shares of our common stock or stock appreciation rights tied to the value of our common stock. The plan administrator has complete discretion to determine which eligible individuals are to receive option grants or stock appreciation rights, the time or times when those options or stock appreciation rights are to be granted, the number of shares subject to each such grant, the vesting schedule (if any) to be in effect for the grant, the maximum term for which the granted option or stock appreciation right is to remain outstanding and the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws.

Each granted option will have an exercise price per share determined by the plan administrator, but the exercise price will not be less than one hundred percent (100%) of the fair market value of the option shares on the grant date. No granted option will have a term in excess of ten (10) years. The shares subject to each option will generally vest in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. The shares acquired under such immediately exercisable options will be subject to repurchase by us, at the lower of the exercise price paid per share or the fair market value per share, if the optionee ceases service prior to vesting in those shares. In addition, one or more awards may be structured so that those awards will vest and become exercisable only after the achievement of pre-established corporate performance objectives.

Upon cessation of service, the optionee will have a limited period of time in which to exercise his or her outstanding options to the extent exercisable for vested shares. The plan administrator will have complete discretion to extend the period following the optionee’s cessation of service during which his or her outstanding options may be exercised, provide for continued vesting during the applicable post-service exercise period and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding,

Vesting. The vesting applicable to a stock option granted under the 2007 Plan generally is determined by the plan administrator in accordance with the terms of the plan. The new options granted under this offer will be subject to the following set vesting schedule:

•

If the eligible option is fully vested as of the exchange date, then the new option will be fully vested as to 50% of the shares subject to the new option on the exchange date and the remaining 50% of the shares subject to such option shall vest on the first anniversary of the exchange date.

•

If the eligible option is less than fully vested as of the exchange date, then the new option shall vest as to 1/3rd of the shares subject to the new option on the exchange date, as to an additional 1/3rd of the shares subject to the new option on the first year anniversary of the exchange date and, as to the remaining 1/3rd of the shares subject to the new option on the second anniversary of the exchange date.

We expect the exchange date will be April 2, 2009. If the expiration date is extended, the exchange date will be similarly delayed.

•	If your service with us terminates (for any reason or no reason) before all or some of your new options vest, your unvested new options will expire and may not be exercised.

•

We will make minor modifications to the vesting schedule of new options to eliminate any fractional vesting (such that a whole number of new options will vest on each vesting date); this will be done by rounding up to the nearest whole number of new options that will vest on the first vesting date and rounding down on the following vesting date.

Example: A less than fully vested option to purchase 4,000 shares at an exercise price of $10.00 per share is exchanged for a new option to purchase 400 shares (4,000 divided by 10, rounded to the nearest whole number). Assuming the new options expire more than two years after the exchange date, the new options will vest as follows:

Number of new options: 400

New options vested on exchange date: 133

Vesting Schedule: Subject to your continued active service to the Company or one of its subsidiaries on each relevant vesting date -

134 new options (1/3 of 400, rounded up to the nearest whole number) will vest on the first anniversary of the exchange date. Assuming that the exchange date is April 2, 2009, 134 of the new options will be vested on April 2, 2010.

133 new options (1/3 of 400, rounded down to the nearest whole number) will vest on the second anniversary of the exchange date. Assuming that the exchange date is April 2, 2009, all 400 new options will be vested on April 2, 2011.

New options that do not vest will be forfeited to ISSI.

Vesting Acceleration. In the event we should experience a change in control, the following special vesting acceleration provisions will be in effect for all outstanding awards under the discretionary grant program:

(i) Each outstanding award will automatically accelerate in full upon a change in control, if that award is not assumed or otherwise continued in effect by the successor corporation or replaced with a cash retention program which preserves the intrinsic value of the award and provides for subsequent payout of that value in accordance with the same vesting schedule in effect for that award.

(ii) The plan administrator will have complete discretion to grant one or more awards which will vest in the event the individual’s service with us or the successor entity is terminated within a designated period following a change in control transaction in which those awards are assumed or otherwise continued in effect.

(iii) The plan administrator will have the discretion to structure one or more awards so that those awards will immediately vest upon a change in control, whether or not they are to be assumed or otherwise continued in effect.

(iv) Unless the plan administrator establishes a different definition for one or more awards, a change in control will be deemed to occur for purposes of the 2007 Plan in the event (a) we are acquired by merger or asset sale, (b) all or substantially all of the assets of the company are sold (c) there occurs any transaction or series of related transactions pursuant to which any person or group of related persons becomes directly or indirectly the beneficial owner of securities possessing (or convertible into or exercisable for securities possessing) fifty percent (50%) or more of the total combined voting power of our outstanding securities, or (d) there is a change in the majority of our Board of Directors as a result of one or more contested elections for board membership.

The plan administrator’s authority above extends to any awards intended to qualify as performance-based compensation under Section 162(m), even though the accelerated vesting of those awards may result in their loss of performance-based status under Section 162(m).

Changes in Capitalization. In the event any change is made to the outstanding shares of our common stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares, spin-off transaction or other change in corporate structure effected without our receipt of consideration or should the value of our outstanding shares of common stock be substantially reduced by reason of a spin-off transaction or extraordinary dividend or distribution, equitable adjustments will be made to, among other things: (i) the maximum number and/or class of securities issuable under the 2007 Plan; (ii) the maximum number and/or class of securities by which the share reserve may increase by reason of the expiration or termination of unexercised options or the forfeiture or repurchase of unvested shares under the Predecessor Plans, (iii) the maximum number and/or class of securities for which any one person may be granted common stock-denominated awards under the 2007 Plan per calendar year; and (iv) the number and/or class of securities and the exercise price per share in effect for outstanding awards under the discretionary grant program. Such adjustments will be made in such manner in order to preclude any dilution or enlargement of benefits under the 2007 Plan or the outstanding awards thereunder.

Exercise price. The exercise price of a stock option granted under the 2007 Plan will be equal to the fair market value of the Company’s common stock on the date of grant. The fair market value per share of our common stock on any relevant date under the 2007 Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq Global Market. The date of grant for the new options granted under this offer will be the exchange date, which is expected to be April 2, 2009.

Exercise. Unless you reside in a county other than the U.S., you may exercise your new options by any of the means set forth in the Option Agreement and the 2007 Plan. See Schedule C for specific exercise requirements for eligible employees residing in non-U.S. countries.

Stockholder Rights and Transferability. No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Options are generally not assignable or transferable other than by will or the laws of inheritance following optionee’s death, and during the optionee’s lifetime, the option may only be exercised by the optionee. In the event of your death, your vested options will remain exercisable for such period of time thereafter as shall be determined by the plan administrator and set forth in the Option Agreement, but no such option shall be exercisable after the expiration of the option term.

Special Tax Election. The plan administrator may provide one or more holders of awards under the 2007 Plan with the right to have us withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which they become subject in connection with the issuance, exercise or settlement of those awards. Alternatively, the plan administrator may allow such individuals to deliver previously acquired shares of our common stock in payment of such withholding tax liability.

Amendment and Termination. Our Board of Directors may amend or modify the 2007 Plan at any time; provided, however, that stockholder approval will be required for any amendment which materially increases the number of shares of common stock authorized for issuance under the 2007 Plan (other than in connection with certain changes to our capital structure as explained above), materially increases the benefits accruing to participants, materially expands the class of individuals eligible to participate in the 2007 Plan, expands the types of awards which may be made under the 2007 Plan or extends the term of the 2007 Plan or to the extent such stockholder approval may otherwise be required under applicable law or regulation or pursuant to the listing standards of the stock exchange on which our common stock is at the time primarily traded. Unless sooner terminated by our Board of Directors, the 2007 Plan will terminate on the earliest of (i) July 30, 2017, (ii) the date on which all shares available for issuance under the 2007 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding awards in connection with certain changes in control or ownership.

Registration and sale of shares underlying stock options. All of ISSI’s shares of common stock issuable upon the exercise of stock options have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of ISSI for purposes of the Securities Act, you will be able to sell the shares purchased pursuant to the exercise of your new options free of any transfer restrictions under applicable U.S. securities laws, subject to the continued effectiveness of the Form S-8 Registration Statement. For employees residing in certain countries outside of the U.S., including China and Taiwan, you may be required to repatriate the proceeds of the sale of shares of common stock to your country of residence. Please see Schedule C for additional details.

U.S. federal income tax consequences. You should refer to Section 15 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the new options and exchanged options, as well as the consequences of accepting or rejecting this offer. If you are a taxpayer of the United States, but are also subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Adjustments upon certain events.

Events Occurring Before the Exchange Date. Although we are not anticipating any such merger or acquisition, if we merge or consolidate with or are acquired by another entity, prior to the expiration of the offer, you may choose to withdraw any options which you tendered for exchange and your options will be treated in accordance with the option plan under which they were granted and your option agreement. Further, if ISSI is acquired prior to the expiration of the offer, we reserve the right to withdraw the offer, in which case your options and your rights under them will remain intact and exercisable for the time period set forth in your option agreement and you will receive no new options in exchange for them. If ISSI is acquired prior to the expiration of the offer but does not withdraw the offer, we (or the successor entity) will notify you of any material changes to the terms of the offer or the new options, including any adjustments to the exercise price and number of new options. Under such circumstances, the number of shares covered by your new options would be adjusted based on the consideration per share given to holders of our common stock in connection with the acquisition. As a result of this adjustment, you may receive new options covering more or fewer shares of the acquiror’s common stock than the number of shares subject to the eligible options that you tendered for exchange or than the number you would have received if no acquisition had occurred.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, option holders who elect to participate in the offer might be deprived of the benefit of the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those option holders who did not participate in this offer and retained their original options.

Finally, if another company acquires us, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees before the completion of this option exchange program. Termination of your employment for this or any other reason before the exchange date means that the tender of your eligible options will not be accepted, you will keep your tendered options in accordance with their original terms, and you will not receive any new options or other benefit for your tendered options.

Events Occurring After the Exchange Date. If a change in our capitalization, such as a stock split, reverse stock split, stock dividend, combination or reclassification or other similar event, occurs after the exchange date, an appropriate adjustment will be made to the number and exercise price of new options, without any change in the aggregate exercise price.

In the event of a change in control of the Company, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation, or the parent or subsidiary of the successor corporation, refuses to assume or substitute for an option, the participant will fully vest in and have the right to exercise all of his or her outstanding options, including shares as to which such awards would not otherwise be vested or exercisable.

11.	Information concerning ISSI.

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications, (iv) automotive electronics and (v) industrial. Our primary products are high speed and low power SRAM and low and medium density DRAM. In fiscal 2008, approximately 88% of our revenue was derived from our SRAM and DRAM products. We also design and market application specific standard products (ASSP) primarily EEPROMs and SmartCards focused on our key markets. We target large markets with our cost-effective, high quality semiconductor products and seek to build long-term relationships with our customers. Part of our strategy is to offer a long term commitment supplying many of the lower density legacy DRAM and SRAM memories that are of less interest to many of our competitors. Our customers frequently cite our commitment to long-term supply of these memories as one reason they buy products from ISSI.

Our outsourced manufacturing model is based upon a history of joint process technology development relationships with key Asian foundries. We have had such programs with several foundries, including Taiwan Semiconductor Manufacturing Corporation (TSMC), Chartered Semiconductor Manufacturing, and Semiconductor Manufacturing International Corporation (SMIC). We have an established presence in the important Asian market that includes our design groups in Shanghai, China and Hsinchu, Taiwan. These locations also have product engineering, sales and marketing, quality assurance, production control, and other operating functions.

Our customers include leaders in each of our five target markets, including LG Electronics, NEC, Sharp, Panasonic, Samsung, Sony, and Toshiba in digital consumer electronics; Alcatel-Lucent, Cisco, Foxconn, Fujitsu, Huawei Technologies, Nortel, Polycom, Tellabs, UT Starcom and ZTE in networking; Ericsson, Garmin, LG Electronics, Motorola, Nokia, and VTech in mobile communications; Bosch, Bose, Continental, Delphi, Harman Becker, Hyundai Autonet, Johnson Controls, Kenwood, Panasonic, Philips (PLDS), and TRW in automotive electronics; and General Electric, Hypercom, Ingenico, Philips, Siemens and Tyco in industrial applications. Due to their significant size and market influence, these customers generally drive memory volumes in their market segments and help define the direction of future memory needs.

Our principal executive offices are located at 1940 Zanker Road, San Jose, California 95112, and our telephone number is (408) 969-6600. Our common stock is traded on the Nasdaq Global Market under the symbol “ISSI.” Questions regarding this offer and the option exchange program should be directed by e-mail to Thanh Ha at tha@issi.com.

For financial information concerning ISSI, please see Section 19 of this Offer to Exchange, entitled “Financial statements,” and the summary financial information in Schedule B to this Offer to Exchange. The financial information included in our annual report on Form 10-K for the fiscal year ended September 30, 2008 and our quarterly report on Form 10-Q for the quarter ended December 31, 2008 is incorporated herein by reference.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving ISSI;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present Board of Directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our common stock being delisted from the Nasdaq Global Market or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our common stock becoming eligible for termination of registration pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of an additional material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

In the ordinary course of business, from time to time, ISSI evaluates acquisition or divestment opportunities. These transactions may be announced or completed in the ordinary course of business during the pendency of this offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

In the ordinary course of business, ISSI makes changes in the composition and structure of its Board of Directors and/or management. ISSI expects that it will continue to make changes in this regard.

12.	Interests of directors and executive officers; transactions and arrangements concerning the options.

A list of our directors and named executive officers is attached to this Offer to Exchange as Schedule A. The executive officers and the members of our Board of Directors may not participate in this Offer. As of February 20, 2009, our executive officers and directors (eleven (11) persons) as a group held options unexercised and outstanding to purchase a total of 1,680,962 of our shares, which represented approximately 26% of the shares subject to all options outstanding as of that date.

The following tables below set forth the beneficial ownership of each of our executive officers and directors of options outstanding as of February 20, 2009. The percentages in the tables below are based on the total number of outstanding options (i.e. whether or not eligible for exchange) to purchase shares of our common stock as of February 20, 2009, which was 6,535,103. As noted above, our executive officers and members of our Board of Directors are not eligible to participate in this Offer.

Name of Executive Officer/Director	Position	Number of Options Outstanding	Percentage of Total Outstanding Options
Jimmy S.M. Lee	Executive Chairman of the Board	552,962	8.5%
Scott D. Howarth	Director, President and Chief Executive Officer	222,000	4.9%
Kong Yeu-Han	Director and Vice Chairman	303,000	4.6%
Chang-Chaio (James) Han	Executive Vice President, GM ISSI-Taiwan and SRAM/DRAM Business Division	280,000	4.3%
John M. Cobb	Vice President and Chief Financial Officer	120,000	1.8%
Paul Chien	Director	16,000	*
Jonathan Khazam	Director	16,000	*
Keith McDonald	Director	19,500	*
Stephen Pletcher	Director	16,000	*
Bruce A. Wooley	Director	19,500	*
John Zimmerman	Director	16,000	*

*	Less than 1%

Except as set forth below, neither we, nor any of our directors or executive officers, nor any affiliates of ours, were engaged in any transactions involving our common stock or options to purchase our common stock during the past sixty (60) days before and including the commencement of this offer.

Name of Executive Officer/Director	Date of Transaction	Amount of Securities Involved	Price Per Share	Where and How the Transaction was Effected
Jimmy S.M. Lee	1/30/2009	4,586	1.45	Purchase under Employee Stock Purchase Plan
Scott D. Howarth	1/30/2009	6,310	1.45	Purchase under Employee Stock Purchase Plan
	2/4/2009	9,272	1.65	Open market purchase
	2/5/2009	5,728	1.62	Open market purchase
	2/6/2009	400	1.65	Open market purchase
	2/6/2009	1,075	1.68	Open market purchase
Kong Yeu-Han	1/30/2009	6,506	1.45	Purchase under Employee Stock Purchase Plan
Chang-Chaio (James) Han	1/30/2009	6,576	1.45	Purchase under Employee Stock Purchase Plan
John M. Cobb	1/30/2009	6,132	1.45	Purchase under Employee Stock Purchase Plan
Paul Chien	2/6/2009	3,500	1.73	Option grant under 2007 Plan
Jonathan Khazam	2/6/2009	3,500	1.73	Option grant under 2007 Plan
Keith McDonald	2/6/2009	3,500	1.73	Option grant under 2007 Plan
Stephen Pletcher	2/6/2009	3,500	1.73	Option grant under 2007 Plan
Bruce A. Wooley	2/6/2009	3,500	1.73	Option grant under 2007 Plan
John Zimmerman	2/6/2009	3,500	1.73	Option grant under 2007 Plan

From December 31, 2008 to March 2, 2009, we purchased an aggregate of 124,946 shares of our common stock for an aggregate of $205,890 under Rule 10b-18 pursuant to our share repurchase program.

13.	Status of options acquired by us in the offer; accounting consequences of the offer.

Options that we acquire through the offer will be cancelled and returned to the pool of shares available for grants of new awards under our 2007 Plan.

We account for stock-based compensation arrangements in accordance with the provisions of Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment” (“SFAS 123R”). Under SFAS 123(R), we will recognize the incremental compensation cost of the new options granted in the offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each award of new options granted to employees in exchange for exchanged options, measured as of the date the new options are granted, over the fair value of the exchanged options, measured immediately prior to the exchange. This incremental compensation cost will be recognized ratably over the vesting period of the new options. In the event that any of the new options are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited options will not be recognized.

14.	Legal matters; regulatory approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our grant of new options as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our options as contemplated herein. Should any additional approval or other action be required, we would seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept tendered options for exchange and to issue new options is subject to the conditions described in Section 8 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting new options on the exchange date, we will not grant any new options. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited on the exchange date we will not accept your tendered options for exchange and you will not receive any other benefit for your tendered options.

15.	Material income tax consequences.

The tax consequences of participating in this offer will vary depending upon your country of residence and/or citizenship. If you are a U.S. citizen or resident, please read the discussion below under “Material U.S. federal income tax consequences.” If you participate in the offer and are subject to tax or social insurance contributions in China, Taiwan, or another non-U.S. country, please refer to Schedule C of this Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.

We recommend that you consult your own tax advisor with respect to the various tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation and you may be subject to federal, state and/or local taxation.

Material U.S. federal income tax consequences.

The following is a summary of the material U.S. federal income tax consequences of the exchange of options for new options pursuant to the offer for those eligible employees subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or a resident of the United States, but are also subject to the tax laws of another country, you should be aware that there might be other tax and social security consequences that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

Exchanging eligible options for new options.

Option holders who exchange outstanding options for new options generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Eligible employees have grants of nonstatutory stock options. If you participate in this offer, all of the eligible options that you tender for exchange will be replaced by new options that are also nonstatutory stock options. We have included the following summary as a reminder of the tax consequences generally applicable to nonstatutory stock options under U.S. federal tax law.

Nonstatutory stock options.

Under current law, an option holder generally will not realize taxable income upon the grant or vesting of a nonstatutory stock option (provided that, as in this case, the exercise price of the option is not less than the fair market value of the stock on the date of grant). However, when an option holder exercises the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise generally will be compensation income taxable to the option holder. The income will be subject to income tax withholding and to payroll taxes (FICA and FUTA) and will be reported on Form W-2.

The Company generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the option holder if we comply with applicable reporting requirements.

The option holder will have a tax basis in the stock acquired through the exercise of an option equal to the exercise price paid. Upon disposition of the shares, any increase or decrease in the value of the stock since the date of exercise is treated as capital gain or loss and such gain or loss will be long-term or short-term depending upon how long the stock was held after the date of exercise.

We strongly recommend that you consult your own tax advisor with respect to the federal, state, and local tax consequences of participating in the offer.

In addition, if you are a resident and/or citizen of more than one country, you should be aware that there might be tax and social insurance consequences for more than one country that may apply to you. We strongly recommend that you consult with your own advisors to discuss the consequences to you of this transaction.

16.	Extension of offer; termination; amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 8 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible options until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Pacific Time, on the next U.S. business day after the previously scheduled expiration date.

We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone our acceptance and cancellation of any options elected to be exchanged if any of the events listed in Section 8 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options elected to be exchanged in connection with any extension by us of the period of time during which this offer is open is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 8 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option holders or by decreasing or increasing the number of options being sought in this offer. As a reminder, if a particular option expires after commencement, but before cancellation under the offer, that particular option is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled expiration date but before the actual cancellation date under the extended offer, that option would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in amount of existing options sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of eligible options being sought in this offer or the consideration being offered by us for the eligible options in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible options, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible options of such amendment, and we will extend the offer’s period so that at least five (5) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

17.	Fees and expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting options to be exchanged through this offer.

18.	Additional information.

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

1.	Our quarterly report on Form 10-Q for our fiscal quarter ended December 31, 2008 filed with the SEC on February 9, 2009;

2.	Our current report on Form 8-K filed with the SEC on February 10, 2009;

3.	Our definitive proxy statement on Schedule 14A for our 2009 annual meeting of stockholders filed with the SEC on January 7, 2009;

4.	Our annual report on Form 10-K for our fiscal year ended September 30, 2008 filed with the SEC on December 15, 2008; and

5.	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 7, 1995 and any further amendment or report filed thereafter for the purpose of updating such description.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting us by e-mail at tha@issi.com. Questions regarding how to participate in this offer should be directed to Thanh Ha at ISSI at the following telephone number:

Thanh Ha

Integrated Silicon Solution, Inc.

Tel: (408) 969-4630

Fax: (408) 969-4730

E-mail: tha@issi.com

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

We had a book value per share of $4.78 at December 31, 2008.

19.	Financial statements.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended September 30, 2008, filed with the SEC on December 15, 2008, and our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2008, filed with the SEC on February 9, 2009, is incorporated herein by reference. The complete financial information in these reports may be obtained by accessing our public filings with the SEC by following the instructions in Section 18 of this Offer to Exchange. A summary of certain financial information in these reports is attached as Schedule B to this Offer to Exchange.

20.	Miscellaneous.

We are not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, we will not accept any tendered options for exchange and you will not receive any other benefit for your tendered options.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your options through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related option exchange program documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Integrated Silicon Solution, Inc.

March 2, 2009

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF INTEGRATED SILICON, INC.

The executive officers and directors of Integrated Silicon Solution, Inc. are set forth in the following table:

Name	Position and Offices Held
Jimmy S.M. Lee	Executive Chairman of the Board
Scott D. Howarth	Director, President and Chief Executive Officer
Kong Yeu-Han	Director and Vice Chairman
Chang-Chaio (James) Han	Executive Vice President, GM ISSI-Taiwan and SRAM/DRAM Business Division
John M. Cobb	Vice President and Chief Financial Officer
Paul Chien	Director
Jonathan Khazam	Director
Keith McDonald	Director
Stephen Pletcher	Director
Bruce A. Wooley	Director
John Zimmerman	Director

The address of each executive officer and director is:

Integrated Silicon Solution, Inc.

1940 Zanker Road

San Jose, California 95112

Our executive officers and directors are not eligible to participate in this offer.

A-1

SCHEDULE B

FINANCIAL INFORMATION OF INTEGRATED SILICON SOLUTION, INC.

The following selected consolidated financial information is derived from the unaudited financial statements in our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2008 and the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. It should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our Consolidated Financial Statements and the Notes thereto included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The consolidated statement of operations data set forth below for the three year period ended September 30, 2008 and the consolidated balance sheet data set forth below at September 30, 2008 and 2007 have been derived from our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The consolidated statement of operations data set for below for the fiscal years ended September 30, 2005 and September 30, 2004 and the consolidated balance sheet data set forth below at September 30, 2006 and September 30, 2005 have been derived from our audited financial statements not included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008. The data for the consolidated balance sheet as of September 30, 2004 is derived from the books and records of the Company. The financial information for the three month periods ended December 31, 2008 and December 31, 2007 is unaudited.

Selected Consolidated Financial Data.

	Three Months Ended December 31, 2008	Three Months Ended December 31, 2007	Fiscal Years Ended September 30,
			(in thousands, except per share data)
			2008	2007	2006	2005	2004
Consolidated Statement of Operations Data:
Net sales	$37,665	$63,348	$235,229	$245,395	$217,492	$181,438	$181,012
Cost of sales	29,932	50,147	182,033	196,959	188,386	165,718	154,344

Gross profit	7,733	13,201	53,196	48,436	29,106	15,720	26,668

Operating expenses
Research and development	5,208	4,774	20,848	20,174	21,617	20,365	22,442
Selling, general and administrative	7,301	7,662	31,429	32,660	28,328	24,171	17,752
Acquired in-process technology	—	—	—	—	499	2,764	—
Impairment of goodwill	—	—	25,338	—	—	4,400	—

Total operating expenses	12,509	12,436	77,615	52,834	50,444	51,700	40,194

Operating loss	(4,776)	765	(24,419)	(4,398)	(21,338)	(35,980)	(13,526)
Other income (expense), net	582	2,263	6,916	20,025	7,057	7,054	12,112
Provision (benefit) for income taxes	(60)	60	197	4	(33)	(268)	436
Equity in net income (loss) of affiliates/minority interest	64	(1)	(63)	(262)	6	(11,147)	2,405

Net income (loss)	$(4,070)	2,967	$(17,763)	$15,361	$(14,242)	$(39,805)	$555

Basic net income (loss) per share (1)	$(0.16)	$0.08	$(0.60)	$0.41	$(0.38)	$(1.09)	$0.02

Diluted net income (loss) per share (1)	$(0.16)	$0.08	$(0.60)	$0.40	$(0.38)	$(1.09)	$0.02

Consolidated Balance Sheet Data:
Current assets	$107,401	$225,730	$128,695	$209,035	$202,455	$216,782	$211,957
Noncurrent assets	48,486	53,097	47,256	53,680	57,823	67,334	88,907
Current liabilities	32,949	60,851	47,057	47,445	54,348	52,871	37,915
Noncurrent liabilities	679	871	715	793	2,048	1,793	—
Minority interest	1,029	727	789	726	690	6,566	—
Stockholders’ equity	121,230	216,378	127,390	213,751	203,192	222,886	262,949
Book value per share	$4.78

(1)	See Note 1 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for an explanation of the basis used to calculate net income (loss) per share.

(2)	See Company Background section in Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 for discussion regarding comparability of fiscal 2005 results.

Audited Financial Statements for last three fiscal years.

INTEGRATED SILICON SOLUTION, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended September 30,
	2008	2007	2006
	(in thousands, except per share data)
Net sales	$235,229	$245,395	$217,492
Cost of sales	182,033	196,959	188,386

Gross profit	53,196	48,436	29,106

Operating expenses
Research and development	20,848	20,174	21,617
Selling, general and administrative	31,429	32,660	28,328
Acquired in-process technology charge	—	—	499
Impairment of goodwill	25,338	—	—

Total operating expenses	77,615	52,834	50,444

Operating loss	(24,419)	(4,398)	(21,338)
Interest and other income, net	5,198	8,188	4,855
Interest expense	(96)	(195)	(278)
Gain on sales of investments, net	1,814	12,032	2,480

Income (loss) before income taxes, minority interest and equity in net loss of affiliated companies	(17,503)	15,627	(14,281)
Provision (benefit) for income taxes	197	4	(33)

Income (loss) before minority interest and equity in net loss of affiliated companies	(17,700)	15,623	(14,248)
Minority interest in net (income) loss of consolidated subsidiaries	(63)	(170)	693
Equity in net loss of affiliated companies	—	(92)	(687)

Net income (loss)	$(17,763)	$15,361	$(14,242)

Basic net income (loss) per share	$(0.60)	$0.41	$(0.38)

Shares used in basic per share calculation	29,541	37,631	37,419

Diluted net income (loss) per share	$(0.60)	$0.40	$(0.38)

Shares used in diluted per share calculation	29,541	37,975	37,419

INTEGRATED SILICON SOLUTION, INC.

CONSOLIDATED BALANCE SHEETS

	As of September 30,
	2008	2007
	(in thousands, except par value)
ASSETS
Current assets:
Cash and cash equivalents	$42,175	$53,722
Short-term investments	7,840	80,093
Accounts receivable, net of allowance for doubtful accounts of $1,519 in 2008 and $1,465 in 2007	34,741	37,030
Inventories	39,222	32,056
Other current assets	4,717	6,134

Total current assets	128,695	209,035
Property, equipment and leasehold improvements, net	24,555	23,284
Long-term investments	19,304	—
Goodwill	—	25,338
Purchased intangible assets, net	2,000	3,538
Other assets	1,397	1,520

Total assets	$175,951	$262,715

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt and notes	$—	$614
Accounts payable	35,171	36,509
Accrued compensation and benefits	3,729	3,588
Accrued expenses	8,157	6,734

Total current liabilities	47,057	47,445
Other long-term liabilities	715	793

Total liabilities	47,772	48,238
Commitments and contingencies
Minority interest	789	726
Stockholders’ equity:
Preferred stock, $0.0001 par value: Authorized shares—5,000 in 2008 and 2007. No shares outstanding	—	—
Common stock, $0.0001 par value: Authorized shares—70,000 in 2008 and 2007. Issued and outstanding shares—26,727 in 2008 and 36,655 in 2007	3	4
Additional paid-in capital	310,712	376,998
Accumulated deficit	(180,431)	(162,668)
Accumulated other comprehensive loss	(2,894)	(583)

Total stockholders’ equity	127,390	213,751

Total liabilities and stockholders’ equity	$175,951	$262,715

INTEGRATED SILICON SOLUTION, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Deferred Stock-Based Compensation	Total Stockholders’ Equity
	Shares	Amount
	(in thousands)
Balance at September 30, 2005	37,200	$4	$376,477	$(163,787)	$14,109	$(3,917)	$222,886
Components of comprehensive loss:
Net loss	—	—	—	(14,242)	—	—	(14,242)
Change in cumulative translation adjustment, net of tax	—	—	—	—	(528)	—	(528)
Change in unrealized gain on investments, net of tax	—	—	—	—	(11,402)	—	(11,402)

Total comprehensive loss							(26,172)

Adjustment to stockholders’ equity due to disproportional acquisition of investee companies’ new shares	—	—	3	—	—	—	3
Stock options exercised	198	—	769	—	—	—	769
Shares issued under stock purchase plan	214	—	1,067	—	—	—	1,067
Reversal of deferred stock-based compensation	—	—	(3,917)	—	—	3,917	—
Stock-based compensation	—	—	4,639	—	—	—	4,639

Balance at September 30, 2006	37,612	4	379,038	(178,029)	2,179	—	203,192
Components of comprehensive income:
Net income	—	—	—	15,361	—	—	15,361
Change in cumulative translation adjustment, net of tax	—	—	—	—	742	—	742
Change in unrealized gain on investments, net of tax	—	—	—	—	(4,461)	—	(4,461)

Total comprehensive income							11,642

Adjustment for initially applying SFAS No. 158, net of tax	—	—	—	—	957	—	957
Stock options exercised	224	—	1,461	—	—	—	1,461
Stock-based compensation	—	—	3,940	—	—	—	3,940
Shares repurchased and retired	(1,181)	—	(7,441)	—	—	—	(7,441)

Balance at September 30, 2007	36,655	4	376,998	(162,668)	(583)	—	213,751
Components of comprehensive loss:
Net loss	—	—	—	(17,763)	—	—	(17,763)
Change in cumulative translation adjustment, net of tax	—	—	—	—	296	—	296
Change in unrealized gain on investments, net of tax	—	—	—	—	(2,472)	—	(2,472)
Change in retirement plan obligations, net of tax	—	—	—	—	(135)	—	(135)

Total comprehensive loss							(20,074)

Stock options exercised	105	—	415	—	—	—	415
Shares issued under stock purchase plan	170	—	734	—	—	—	734
Stock-based compensation	—	—	3,646	—	—	—	3,646
Shares repurchased and retired	(10,203)	(1)	(71,081)	—	—	—	(71,082)

Balance at September 30, 2008	26,727	$3	$310,712	$(180,431)	$(2,894)	$—	$127,390

INTEGRATED SILICON SOLUTION, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended September 30,
	2008	2007	2006
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(17,763)	$15,361	$(14,242)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	3,646	3,940	4,639
Depreciation and amortization	3,487	3,042	3,523
Amortization of intangibles	1,538	2,027	1,755
Acquired in-process technology charge	—	—	499
Net gain on sale of investments	(1,814)	(12,032)	(2,480)
Impairment of investments	—	—	426
Impairment of goodwill	25,338	—	—
Loss (gain) on sale of property, equipment and leasehold improvements	—	18	(575)
Provision for bad debts	59	(184)	(338)
Net foreign currency transaction gains	(509)	(53)	(881)
Equity in net loss of affiliated companies	—	92	687
Minority interest in net income (loss) of consolidated subsidiaries	63	170	(693)
Changes in operating assets and liabilities:
Accounts receivable and accounts receivable from related parties	2,326	(4,762)	(3,246)
Inventories	(6,454)	21,181	7,118
Other assets	995	284	(351)
Accounts payable and accounts payable to related parties	(1,667)	(3,989)	4,272
Accrued expenses and other liabilities	1,271	(2,655)	2,458

Net cash provided by operating activities	10,516	22,440	2,571
Cash flows from investing activities:
Acquisition of property, equipment and leasehold improvements	(4,597)	(4,402)	(1,702)
Proceeds from sale of assets	—	—	1,288
Purchases of available-for-sale securities	(68,559)	(102,900)	(58,900)
Sales of available-for-sale securities	116,928	69,971	77,363
Cash impact of deconsolidation of Signia Technologies, Inc. (Signia)	—	—	(149)
Investment in Integrated Circuit Solution, Inc. (ICSI), net of cash and cash equivalents	—	(307)	(13,860)
Proceeds from sale of Ralink equity securities	1,809	8,938	—
Proceeds from sale of Keystream Corporation (KSC) equity securities	—	1,237	—
Proceeds from sale of Signia equity securities	—	—	4,620
Proceeds from sale of Semiconductor Manufacturing International Corp. (SMIC) equity securities	2,713	28,234	—
Proceeds from sale of E-CMOS equity securities	—	—	1,454
Proceeds from the sale of other equity securities	—	—	126

Net cash provided by investing activities	48,294	771	10,240
Cash flows from financing activities:
Repurchases and retirements of common stock	(71,082)	(7,441)	—
Proceeds from issuance of stock through compensation plans	1,149	1,461	1,836
Proceeds from borrowings under equipment financing loans	—	606	—
Proceeds from borrowings under short-term lines of credit	11,955	27,259	60,866
Principal payments of notes payable, equipment financing and long-term obligations	(12,569)	(28,893)	(65,866)
Decrease in restricted cash	—	—	150

Net cash used in financing activities	(70,547)	(7,008)	(3,014)
Effect of exchange rate changes on cash and cash equivalents	190	201	37

Net increase (decrease) in cash and cash equivalents	(11,547)	16,404	9,834
Cash and cash equivalents at beginning of year	53,722	37,318	27,484

Cash and cash equivalents at end of year	$42,175	$53,722	$37,318

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$257	$13	$187

Cash paid for interest expense	$27	$157	$195

Unaudited quarterly financial statements.

Integrated Silicon Solution, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended December 31,
	2008	2007
Net sales	$37,665	$63,348
Cost of sales	29,932	50,147

Gross profit	7,733	13,201

Operating expenses:
Research and development	5,208	4,774
Selling, general and administrative	7,301	7,662

Total operating expenses	12,509	12,436

Operating income (loss)	(4,776)	765
Interest and other income, net	582	2,074
Gain on sale of investments	—	189

Income (loss) before income taxes and minority interest	(4,194)	3,028
Provision (benefit) for income taxes	(60)	60

Income (loss) before minority interest	(4,134)	2,968
Minority interest in net (income) loss of consolidated subsidiaries	64	(1)

Net income (loss)	$(4,070)	$2,967

Basic net income (loss) per share	($0.16)	$0.08

Shares used in basic per share calculation	25,603	36,588

Diluted net income (loss) per share	($0.16)	$0.08

Shares used in diluted per share calculation	25,603	36,897

Integrated Silicon Solution, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2008	September 30, 2008
	(unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$40,275	$42,175
Short-term investments	5,375	7,840
Accounts receivable, net	20,721	34,741
Inventories	38,027	39,222
Other current assets	3,003	4,717

Total current assets	107,401	128,695
Property, equipment and leasehold improvements, net	24,082	24,555
Long-term investments	21,203	19,304
Purchased intangible assets, net	1,794	2,000
Other assets	1,407	1,397

Total assets	$155,887	$175,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,991	$35,171
Accrued compensation and benefits	4,018	3,729
Accrued expenses	5,940	8,157

Total current liabilities	32,949	47,057
Other long-term liabilities	679	715

Total liabilities	33,628	47,772
Commitments and contingencies
Minority interest	1,029	789
Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	308,664	310,712
Accumulated deficit	(184,501)	(180,431)
Accumulated other comprehensive loss	(2,936)	(2,894)

Total stockholders’ equity	121,230	127,390

Total liabilities and stockholders’ equity	$155,887	$175,951

(1)	Derived from audited financial statements available in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008.

Integrated Silicon Solution, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three Months Ended December 31,
	2008	2007
Cash flows from operating activities
Net income (loss)	$(4,070)	$2,967
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	999	773
Stock-based compensation	916	764
Amortization of intangibles	206	487
Gain on sale of shares of Semiconductor Manufacturing International Corp. (SMIC)	—	(189)
Net foreign currency transaction (gains) losses	(99)	30
Other non-cash items	(19)	27
Minority interest in net income (loss) of consolidated subsidiaries	(64)	1
Net effect of changes in current and other assets and current liabilities	2,224	6,868

Net cash provided by operating activities	93	11,728
Cash flows from investing activities
Acquisition of property, equipment and leasehold improvements	(918)	(642)
Proceeds from sale of assets	3	—
Proceeds from sale of SMIC equity securities	—	2,713
Proceeds from minority shareholders of Wintram Inc. (Wintram)	304	—
Purchases of available-for-sale securities	(5,521)	(41,752)
Proceeds from sales of available-for-sale securities	7,330	71,419

Net cash provided by investing activities	1,198	31,738
Cash flows from financing activities
Repurchases and retirements of common stock	(2,964)	(858)
Proceeds from issuance of common stock	—	93
Proceeds from borrowings under short-term lines of credit	—	2,916
Principal payments of under short-term lines of credit	—	(3,530)

Net cash used in financing activities	(2,964)	(1,379)

Effect of exchange rate changes on cash and cash equivalents	(227)	86

Net increase (decrease) in cash and cash equivalents	(1,900)	42,173
Cash and cash equivalents at beginning of period	42,175	53,722

Cash and cash equivalents at end of period	$40,275	$95,895

Book Value.

At December 31, 2008, ISSI had a book value per share of $4.78.

Ratio of Earnings to Fixed Charges.

Information regarding the ratio of earnings to fixed charges is not provided because the Company has only an immaterial amount of “fixed charges,” as such term is defined in the instructions to Rule 503(d) of Regulation S-K.

SCHEDULE C

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES IN CHINA

The following is a general summary of the material tax consequences of accepting the offer for eligible employees subject to tax in China. This summary is based on the law in effect in China as of August 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally, on a retroactive basis. As a result, the information contained in this summary may be out of date when the new options are granted or exercised and you sell shares acquired at exercise.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in China apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options/Sale of Shares

Due to legal restrictions in China, you must exercise your new options by a cashless, sell-all method of exercise. This means that when you exercise the option, the Company’s broker will immediately sell all of the shares acquired upon exercise of the new options and will forward the exercise price to the Company on your behalf. You will receive the remaining cash proceeds equal to the difference between the exercise price and the proceeds from the sale of your shares subject to the new options less any applicable taxes (as described below) and brokerage fees. You will not be entitled to hold any shares. Please note that the eligible options may not have limited your ability to exercise to a cashless, sell-all exercise.

As mentioned above, when you exercise the new options and sell the shares subject to the new options, you will be subject to income tax on the difference (or “spread”) between the fair market value of the shares on the date of exercise/sale and the exercise price.

Withholding and Reporting

The spread realized at exercise/sale will be compensation to you and your employer will withhold and report income tax on the spread. Should there be a difference between the actual tax liability and the amount withheld, it is your responsibility to report and pay any additional taxes resulting from your participation in the 2007 Incentive Compensation Plan (i.e., the exercise of the new option/sale of your shares).

C-1

Special Terms

Exchange control requirements may apply at exercise of the new options/sale of your the shares, including a requirement to repatriate the proceeds of the sale to China if you are a Chinese national. To comply with these requirements, your new options are conditioned upon you agreeing to exercise using a cashless, sell- all exercise (as explained above) and immediately repatriating the proceeds from the sale of shares to China. At the Company’s instruction, the proceeds of the sale of shares may need to be repatriated through a special Chinese foreign currency bank account maintained by the Company. Please consult your personal legal advisor regarding the requirements for complying with exchange controls and repatriating any proceeds realized under the 2007 Incentive Compensation Plan to China.

C-2

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES IN TAIWAN

The following is a general summary of the material tax consequences of accepting the offer for eligible employees subject to tax in Taiwan. Please note that our comments are made solely from the Taiwan tax perspective. This summary is based on the law in effect in Taiwan as of January 2009. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible employees. Please note that tax laws change frequently and occasionally, on a retroactive basis. As a result, the information contained in this summary may be out of date when the new options are granted or exercised and you sell shares acquired by the exercise.

You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Taiwan apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of eligible options for the new options.

Grant of New Options

You will not be subject to tax when the new options are granted to you. Stock option income is only taxed upon exercise (MOF ruling 09404527550 ).

Exercise of New Options/Sale of Shares

Whether or not you sell the shares immediately upon exercise is not relevant from a Taiwan Income Tax perspective. Tax is triggered upon exercise of new options. The difference between the Market Value of shares at the exercise date and the Exercise Price is deemed to be “other income” of the employee. The average exchange rate between buying and selling rates will be applied to convert the gain to Taiwan Dollars for Taiwan Income Tax computation purposes. The difference between the selling price and the exercise price is considered to be foreign source income and is not subject to Taiwan Personal Income Tax. Foreign source income may be subject to Alternative Minimum Tax. Please note that the Ministry of Finance has yet to confirm an effective date requiring taxpayers to start including foreign source income in the Alternative Minimum Tax computation formula.

Withholding and Reporting

No withholding tax needs to be deducted from such income. However, the Taiwan Company should prepare and file non-withholding tax statements with the Tax Office for the stock option income earned by employees prior to the end of January of the following year. The Taiwan Company will need brokers’ statements for computing stock option income and also for preparing for any possible tax investigation. Stock option income is classified under category 94-”other income for reporting purposes”.

Expatriate employees in Taiwan

Expatriate employees in Taiwan can factor in their total number of days that they stayed in Taiwan during lock in period into their stock option income computation formula (MOF ruling 0940452755).

C-3